Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of April 26, 2012

among

INSIGHT ENTERPRISES, INC.,

the EUROPEAN BORROWERS

from time to time party hereto,

The LENDERS party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

BANK OF AMERICA, N.A.

BBVA COMPASS

HSBC BANK USA, N.A.

PNC BANK, NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC

and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 1.01(a)	—	Mandatory Cost Formulae
Schedule 1.01(b)	—	Initial Subsidiary Guarantors
Schedule 2.01	—	Lenders and Commitments
Schedule 2.05	—	Existing Letters of Credit
Schedule 3.06	—	Litigation
Schedule 3.11	—	Subsidiaries
Schedule 3.16	—	Initial Material Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Restrictive Agreements
Schedule 6.09	—	Sale and Leaseback Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	List of Closing Documents
Exhibit C	—	Form of Compliance Certificate
Exhibit D-1	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit D-2	—	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit D-3	—	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit D-4	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 26, 2012 among INSIGHT ENTERPRISES, INC., a Delaware corporation (the “Company”), the EUROPEAN BORROWERS (as defined below), the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Company, the UK Borrower, J.P. Morgan Europe Limited, as European Agent, certain Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of April 1, 2008 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as of the date hereof as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing to the Company under the US Tranche, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition or other investment permitted under Section 6.04.

“Acquired Entity EBITDA” means, with respect to any Acquired Entity subject to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business minus, to the extent added to revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business. Such amounts shall be derived by the Company from financial statements of the Acquired Entity that, in the case of a Permitted Acquisition with respect to which the aggregate consideration exceeds $100,000,000 shall have been delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition, which financial statements shall be audited through the end of the most recently ended fiscal year ended at least 90 days prior to the consummation of such Permitted Acquisition and, for each subsequent fiscal quarter ended at least 45 days prior to the consummation of such Permitted Acquisition, shall be prepared by the Acquired Entity on a basis consistent with such audited financial statements.

“Adjusted Consolidated EBITDA” means, as of any date of determination and without duplication: (i) Consolidated EBITDA for the Company and its consolidated Subsidiaries for the four fiscal quarter period then most recently ended, plus (ii) Acquired Entity EBITDA for such period for each Permitted Acquisition consummated on or after the Effective Date. Effective upon the consummation of a Permitted Acquisition, Adjusted Consolidated EBITDA shall be adjusted to include Acquired Entity EBITDA for the applicable Acquired Entity.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to Eurocurrency Borrowings denominated in an Alternative Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder; provided, that for purposes of the Dutch Parallel Debt JPMorgan Chase Bank, N.A. will be acting in its individual capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day for any Loan, Letter of Credit or other financial accommodation under the US Tranche that is made to the Company and that specifies or that requires that the interest rate applicable thereto be the “Alternate Base Rate”, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus a percentage equal to the excess of the Applicable Rate with respect to a Eurocurrency Loan as of such date over the Applicable Rate with respect to an ABR Loan as of such date; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means (i) Euro, (ii) Sterling and (iii) any other currency other than US Dollars that is freely available, freely transferable and freely convertible into US Dollars, in which dealings in deposits are carried on in the Applicable Interbank Market, and that is (in the case of this clause (iii)) approved by the Administrative Agent and the European Tranche Lenders (such approval not to be unreasonably withheld).

“Alternative Currency Equivalent” means, on any date of determination with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“Applicable Interbank Market” means for any Loan or other financial accommodation denominated in (x) Euro, the European interbank market, and (y) US Dollars or any Alternative Currency other than Euro, the London interbank market.

“Applicable Interbank Rate” means (x) for any Loan, Letter of Credit or other financial accommodation made to the Company under the US Tranche or any other Borrower under any Tranche in a currency other than Euro, the Adjusted LIBO Rate and (y) for any Loan or other financial accommodation made to any Borrower in Euro, the EURIBO Rate.

“Applicable Rate” means, for any day, with respect to any ABR Loan, any Eurocurrency Loan or any Letter of Credit participation fee under Section 2.12(b), or the commitment fees payable pursuant to Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption “ABR Loan Spread”, “Eurocurrency Loan Spread and Letter of Credit Participation Fee Percentage,” or “Commitment Fee Percentage,” as the case may be, based upon the Total Leverage Ratio as reflected in the then most recently delivered quarterly or annual financials as required under Section 5.01:

Pricing Level:	Total Leverage Ratio:	ABR Loan Spread:	Eurocurrency Loan Spread and Letter of Credit Participation Fee Percentage:	Commitment Fee Percentage:
Level I	Less than 1.00 to 1.00	0.00%	1.25%	0.25%
Level II	Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	0.00%	1.50%	0.30%
Level III	Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	0.25%	1.75%	0.35%
Level IV	Equal to or greater than 2.00 to 1.00 but less than 2.50 to 1.00	0.50%	2.00%	0.40%
Level V	Equal to or greater than 2.50 to 1.00	0.75%	2.25%	0.45%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver any financials required under Section 5.01(a) or (b) on or before the date any financials are due, then Pricing Level V shall be deemed applicable until one (1) Business Day after such financials, together with all corresponding compliance certificates required by Section 5.01(c), are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Pricing Level then in effect shall be effective one (1) Business Day after the Administrative Agent has received the applicable financials and corresponding compliance certificates required by Section 5.01(c) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Company, all of its Subsidiaries and each Lender.

Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable financials for the fiscal quarter of the Company ending June 30, 2012, the Applicable Rate shall be based on Pricing Level I, and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Asset Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) the aggregate total book value of the Company’s and its Subsidiaries’ Receivables and inventory (including, without limitation, Receivables and inventory subject to Permitted Receivables Facilities, Vendor Trade Programs, the Floorplan Loan Documents and Contract Payment Sale transactions) as of such date to (b) the sum of (i) the aggregate principal amount of Indebtedness or other obligations outstanding under the Loan Documents, all Permitted Receivables Facilities, the Floorplan Credit Agreement and all Vendor Trade Programs as of such date and (ii) the aggregate Contract Payment Sale Indebtedness of the Loan Parties as of such date.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale and Leaseback Transaction that is a Capitalized Lease Obligation means, at any date of determination, the amount of Indebtedness represented thereby according to the definition of “Capitalized Lease Obligation.”

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any European Borrower, as applicable, and “Borrowers” means all of the foregoing.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $500,000, (b) in the case of a Borrowing (other than Swingline Loans) denominated in Euro, €500,000, (c) in the case of a Borrowing (other than Swingline Loans) denominated in Sterling, £500,000, (d) in the case of a Borrowing (other than Swingline Loans) denominated in an Alternative Currency (other than Euro or Sterling), the Alternative Currency Equivalent of $500,000, (e) in the case of a US Tranche Swingline Loan, $500,000, (f) in the case of a European Tranche Swingline Loan denominated in Euro, €100,000, (g) in the case of a European Tranche Swingline Loan denominated in Sterling, £100,000, and (h) in the case of a Swingline Loan denominated in an Alternative Currency (other than Euro or Sterling), the Alternative Currency Equivalent of $100,000.

“Borrowing Multiple” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $500,000, (b) in the case of a Borrowing (other than Swingline Loans) denominated in Sterling, £500,000, (c) in the case of a Borrowing (other than Swingline Loans) denominated in Euro, €500,000, (d) in the case of a Borrowing (other than Swingline Loans) denominated in an Alternative Currency (other than Euro or Sterling), the Alternative Currency Equivalent of $500,000, (e) in the case of a US Tranche Swingline Loan, $100,000, (f) in the case of a European Tranche Swingline Loan denominated in Sterling, £100,000, (g) in the case of a European Tranche Swingline Loan denominated in Euro, €100,000, and (h) in the case of a European Tranche Swingline Loan denominated in an Alternative Currency other than Euro or Sterling, the Alternative Currency Equivalent of $100,000.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars or any Alternative Currency other than Euro, the term “Business Day” shall also exclude any day that is not a London Business Day, and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude (i) any day that is not a TARGET Day and (ii) any day that is not a London Business Day.

“CAM” means the mechanism for the allocation and exchange of interests in the Tranches and the collections thereunder established under Article IX.

“CAM Exchange” means the exchange of any Lender’s interests provided for in Article IX.

“CAM Exchange Date” means the first date on which there shall occur any event referred to in clause (h) or (i) of Article VII in respect of the Company.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the US Dollar Equivalents (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange and (b) the denominator shall be the sum of the US Dollar Equivalents (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (ii) leasehold improvement expenditures for which the Company or a Subsidiary is reimbursed promptly by the lessor.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Pooling Arrangements” means cash pooling arrangements maintained by the Foreign Subsidiaries of the Company in the ordinary course of business in order to manage currency fluctuations and overdrafts among deposit accounts of such Subsidiaries.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the Company shall cease to own and control, directly or indirectly, 100% of the Equity Interests of any European Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities pursuant to Basel III, shall, in each case, be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or implemented

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, US Tranche Swingline Loans, European Tranche Revolving Loans, or European Tranche Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Revolving Commitment or a European Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Loan Party covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Administrative Agent, on behalf of the Holders of Secured Obligations, to secure the Secured Obligations.

“Collateral Documents” means the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreements, and all other security agreements, mortgages, deeds of trust, pledges, assignments, financing statements and all other written matter whether heretofore, now, or hereafter executed by any Loan Party that are intended to create or evidence Liens to secure the Secured Obligations.

“Commitment” means a US Tranche Revolving Commitment or a European Tranche Commitment.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Company Pledge Agreement” means that certain Third Amended and Restated Pledge Agreement, dated as of the date hereof, between the Company and the Administrative Agent, for the benefit of the Holders of Secured Obligations.

“Company Security Agreement” means that certain Third Amended and Restated Security Agreement, dated as of the date hereof, between the Company and the Administrative Agent, for the benefit of the Holders of Secured Obligations.

“Compliance Certificate” means a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business, (vi) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and (vii) costs, expenses and fees incurred in connection with the Transactions consummated on the Effective Date, minus (c)(i) to the extent included in Consolidated Net Income, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business and (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vi), all calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means, at any time, the sum (without duplication) of (i) the aggregate principal amount of Consolidated Indebtedness owing by the Company and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) the aggregate stated or face amount of all letters of credit at such time for which any of the Company and its Subsidiaries is the account party (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder) plus (iii) the aggregate amount of Capitalized Lease Obligations owing by the Company and its Subsidiaries (it being understood that Consolidated Funded Indebtedness shall not include amounts outstanding under the Floorplan Credit Agreement or any Vendor Trade Program or any Contract Payment Sale Indebtedness, in each case, so long as such amounts are not bearing interest payable by a Loan Party).

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, yield or any other financing costs resembling interest which are payable under any Permitted Receivables Facility.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Company and its Subsidiaries calculated on a consolidated basis for such period.

“Contract Payment” has the meaning set forth in the definition of “Contract Payment Sale”.

“Contract Payment Purchaser” has the meaning set forth in the definition of “Contract Payment Sale”.

“Contract Payment Sale” means a transaction in which a Loan Party enters into a lease, managed services arrangement or software licensing agreement with a U.S. state or federal Governmental Authority or other Person pursuant to which (i) such Loan Party will lease certain equipment, provide certain managed services or license certain software to such Governmental Authority or other Person, (ii) such Governmental Authority or other Person is obligated to make a series of payments to such Loan Party during the term of such lease, managed services arrangement or software license (each such payment, a “Contract Payment”), (iii) such Loan Party sells or assigns a portion or all of such Contract Payments (and, in the case of a lease or managed services arrangement, the related equipment) and related proceeds to a third-party (a “Contract Payment Purchaser”) and (iv) such Loan Party is involved in the administration and servicing of such Contract Payments for such Contract Payment Purchaser during the term of such lease, managed services arrangement or software license.

“Contract Payment Sale Indebtedness” shall mean any remaining obligations of any Loan Party in respect of any Contract Payment Sale transaction that are recorded as a liability on the consolidated balance sheet of the Company and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, or an LC Disbursement.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lenders or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Company’s, as applicable, receipt of such certification in form and substance satisfactory to it, the Company and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Obligations” shall mean all obligations of the Borrowers with respect to (a) principal of and interest on the Revolving Loans, (b) participations in Swingline Loans funded by the Lenders, (c) unreimbursed LC Disbursements and interest thereon and (d) all commitment fees and Letter of Credit participation fees.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any cash dividends prior to the date that is 91 days after the Maturity Date, (b) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (other than (i) upon termination of the Commitments and payment in full of the Obligations then due and owing or (ii) upon a “change in control” or asset sale, provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations or is otherwise contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests prior to the date that is 91 days after the Maturity Date; provided, however, that if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Domestic Foreign Holding Company” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code; provided, that such Subsidiary does not conduct any material business or activities other than the ownership of such Equity Interests in Foreign Subsidiaries.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Dutch Borrower” means Insight Enterprises B.V., a besloten vennootschap met beperkte aansprakelijkheid, incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in The Hague, The Netherlands, together with its successors and permitted assigns.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Parallel Debt” has the meaning assigned to such term in Article VIII.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests and entitlements, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Banking Passport” means the right of passport to provide lending services on a cross-border basis under the Council Directive of 20 March 2000 relating to the taking up and pursuit of the business of credit institutions (No 2006/48/EC) in the relevant European Economic Area member state. For purposes hereof, “EU Banking Passport” shall include each right of passport to the extent multiple rights of passport are required under the aforementioned Council Directive to extend credit to Borrowers in their respective jurisdictions of organization.

“EURIBO Rate” means, with respect to any Borrowing in Euro under any Tranche (to the extent permitted under such Tranche), the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period by reference to the percentage rate per annum determined by the Banking Federation of the European Union for deposits in Euro (as reflected on the applicable Reuters screen page) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in Euro are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period.

“Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Applicable Interbank Rate with respect to the applicable currency of such Loan or Borrowing.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Alternative Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“European Borrower” means each of the UK Borrower and the Dutch Borrower.

“European Tranche” means the European Tranche Commitments, the European Tranche Revolving Loans and the European Tranche Swingline Loans.

“European Tranche Commitment” means, with respect to each Lender, the commitment of such Lender to make European Tranche Revolving Loans and to acquire participations in European Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such European Tranche Lender’s European Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each European Tranche Lender’s European Tranche Commitment is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such European Tranche Lender shall have assumed its European Tranche Commitment or in the documentation pursuant to which such Lender shall have provided its European Tranche Commitment pursuant to Section 2.09, as applicable. The aggregate amount of the European Tranche Commitments on the date hereof is the US Dollar Equivalent of $25,000,000.

“European Tranche Exposure” means, with respect to any European Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s European Tranche Percentage of the sum of the principal amounts of the outstanding European Tranche Revolving Loans, plus (b) such Lender’s European Tranche Swingline Exposure at such time.

“European Tranche Lender” means a Qualifying Lender with a European Tranche Commitment.

“European Tranche Percentage” means, with respect to any European Tranche Lender, the percentage of the total European Tranche Commitments represented by such Lender’s European Tranche Commitment; provided that, in the case of Section 2.23 when a Defaulting Lender shall exist, “European Tranche Percentage” shall mean the percentage of the total European Tranche Commitments (disregarding any Defaulting Lender’s European Tranche Commitment) represented by such Lender’s European Tranche Commitment. If the European Tranche Commitments have terminated or expired, the European Tranche Percentages shall be determined based upon the European Tranche Commitments most recently in effect, giving effect to any assignments.

“European Tranche Revolving Borrowing” means a Borrowing comprised of European Tranche Revolving Loans.

“European Tranche Revolving Loan” means a Loan made by a European Tranche Lender pursuant to Section 2.01(b). Each European Tranche Revolving Loan shall be denominated in US Dollars or an Alternative Currency and shall be a Eurocurrency Loan.

“European Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all European Tranche Swingline Loans outstanding at such time. The European Tranche Swingline Exposure of any European Tranche Lender at any time shall be its European Tranche Percentage of the total European Tranche Swingline Exposure at such time.

“European Tranche Swingline Lender” means JPMorgan Chase Bank, N.A. (including its branches or affiliates), in its capacity as lender of European Tranche Swingline Loans hereunder.

“European Tranche Swingline Loan” means a Loan made by the European Tranche Swingline Lender to a European Borrower pursuant to Section 2.04.

“European Tranche Swingline Rate” means, for any day, in relation to any European Tranche Swingline Loan, the percentage rate per annum which is equal to the rate (rounded upwards to four decimal places) quoted by JPMorgan Chase Bank, N.A. to leading banks in the Applicable Interbank Market as of 11:00 a.m. London time on the day of the proposed Borrowing for the relevant European Tranche Swingline Loan for the offering of deposits in the relevant currency for a period comparable to the Interest Period for the relevant European Tranche Swingline Loan and for settlement on that day.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error

“Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than US Dollars, each of:

(a) the last Business Day of each calendar quarter,

(b) if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to Revolving Loans or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Taxes” means, with respect to any Lender or Issuing Bank, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction and would apply as of the date such US Tranche Lender becomes a party to this Agreement (or, subject to Section 2.17(f)(ii), in the case of a Lender that becomes a US Tranche Lender by operation of the CAM Exchange, that would apply as of the date such Lender becomes a US Tranche Lender) or relates to payments received by a new lending office designated by such US Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a European Tranche Lender, any withholding tax that is imposed by the Netherlands or the United States (or any political subdivision thereof) on payment by a European Borrower from an office within such jurisdiction, in any case to the extent such tax is in effect and would apply as of the date such European Tranche Lender becomes a party to this Agreement (or, subject to Section 2.17(f)(ii), in the case of a Lender that becomes a European Tranche Lender by operation of the CAM Exchange, that would apply as of the date such Lender becomes a European Tranche Lender) or relates to payments received by a new lending office designated by such European Tranche Lender and is in effect and would apply at the time such lending office is designed, (e) any tax that is imposed under FATCA, or (f) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e), except, in the case of clause (c), (d) or (e) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Borrower to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower and in the case of clauses (a) to (f) above, Excluded Taxes does not include UK Tax.

“Existing Credit Agreement” is defined in the Preliminary Statements hereto.

“Existing Letters of Credit” has the meaning set forth in Section 2.05(a).

“Exposure” means, with respect to any Lender, such Lender’s US Tranche Revolving Exposure and European Tranche Exposure.

“Facility Office” has the meaning assigned to such term in Section 2.17(f).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission or any successor commission or agency of the United States of America having jurisdiction over the Company, any Subsidiary, any System or any Telecommunications Equipment.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means any of the following officers of the Company: chief executive officer, president, chief financial officer, treasurer, chief accounting officer or senior vice president of finance.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a)(i) Consolidated EBITDA during the four fiscal quarter period then ended minus (ii) Consolidated Capital Expenditures during such period minus (iii) cash dividends or distributions (excluding any repurchase of its Equity Interests made by the Company in accordance with Section 6.06) paid by the Company on its Equity Interests during such period plus (iv) Consolidated Rentals during such period to (b)(i) Consolidated Interest Expense during such period plus (ii) Consolidated Rentals during such period plus (iii) expenses for taxes paid or taxes accrued during such period (calculated for the Company and its Subsidiaries on a consolidated basis) plus (iv) any scheduled amortization of the principal portion of Indebtedness during such period (other than amounts owing in connection with Permitted Receivables Facilities), including, without limitation, Capitalized Lease Obligations (calculated for the Company and its Subsidiaries on a consolidated basis).

“Floorplan Collateral Agent” means Wells Fargo Capital Finance, LLC, in its capacity as collateral agent under the Floorplan Credit Agreement.

“Floorplan Credit Agreement” means the Amended and Restated Credit Agreement, dated as of the date hereof, by and among Insight Public Sector, Inc., Insight Direct USA, Inc., Calence, LLC, the lenders party thereto from time to time, Castle Pines Capital, LLC, as an administrative agent, Wells Fargo Capital Finance, LLC, as an administrative agent, and the Floorplan Collateral Agent, and any extensions, renewals, refinancings and replacements thereof permitted pursuant to the Floorplan Intercreditor Agreement that, except as otherwise permitted hereunder, do not increase the outstanding principal amount thereof.

“Floorplan Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the date hereof, among the Company, the Administrative Agent and the Floorplan Collateral Agent.

“Floorplan Loan Documents” means the Floorplan Credit Agreement and the other “Loan Documents” (as defined in the Floorplan Credit Agreement).

“Foreign Assets” shall mean (i) the Equity Interests issued by Foreign Subsidiaries and (ii) the assets of Foreign Subsidiaries.

“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means (a) any Subsidiary that is not organized or existing under the laws of the United States of America, any State thereof or the District of Columbia, (b) any Domestic Foreign Holding Company or (c) any Subsidiary the Equity Interests of which are directly or indirectly owned by any “controlled foreign corporation” within the meaning of Section 957 of the Code or any Domestic Foreign Holding Company.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means, with respect to the Company or any Subsidiary, any license, permit or certificate of public convenience and necessity issued or required to be issued to the Company or such Subsidiary by the FCC, any PUC or any Governmental Authority in connection with any System or Telecommunications Equipment.

“Governmental Authority” means the government of the United States of America, the Netherlands, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Issuing Bank in respect of LC Disbursements, (iii) the Administrative Agent, the Lenders and the Issuing Bank in respect of all other present and future obligations and liabilities of any Borrower or any Subsidiary Guarantor of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Person benefiting from indemnities made by any Borrower or any Subsidiary Guarantor hereunder or under other Loan Documents, (v) each Lender (or Affiliate thereof) in respect of all Swap Agreements of the Company or any Subsidiary with such Lender (or such Affiliate) as exchange party or counterparty thereunder, (vi) each Lender (or Affiliate thereof) providing Banking Services to the Company or any Subsidiary and (vii) their respective successors, transferees and assigns.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Immaterial Subsidiary” means any Subsidiary of the Company that is not a Material Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of obligations, liabilities or indebtedness of the type described in clauses (a) through (e) and (g) through (l) of this definition, (g) all Capitalized Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder), (i) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) Attributable Receivables Indebtedness, (k) all Attributable Debt of such Person under Sale and Leaseback Transactions, (l) with respect to any Subsidiary of the Company, any Disqualified Equity Interests of such Person and (m) all Net Mark-to-Market Exposure of such Person under all Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes and Other Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated March 2012 relating to the Company and the Transactions.

“Initial Subsidiary Guarantor” means each Domestic Subsidiary of the Company listed on Schedule 1.01(b).

“Intellectual Property Security Agreements” means each of intellectual property security documents made by the Loan Parties in favor of the Administrative Agent and such other intellectual property security documents as any Loan Party may from time to time hereafter make in favor of the Administrative Agent.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of September 17, 2008, among the Administrative Agent, IBM Credit LLC, Hewlett Packard Company, JPMorgan Chase Bank, N.A., as Agent for the “Securitization Parties” identified therein, and the Floorplan Collateral Agent, and as acknowledged by the Company and certain of its Subsidiaries.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan (other than a Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid pursuant to the terms of this Agreement.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing (other than a European Tranche Swingline Loan), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar week or calendar month that is one week, two weeks or one, two, three or six months thereafter, as the applicable Borrower may elect and (b) with respect to any European Tranche Swingline Loan, the period commencing on the date of such Loan and ending on the date one, seven or fourteen days thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to any Eurocurrency Borrowing other than a European Tranche Swingline Loan, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than a European Tranche Swingline Loan) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means (i) JPMorgan Chase Bank, N.A. in its capacity as an issuer of Letters of Credit hereunder, and (ii) each other Lender that agrees to act as an Issuing Bank hereunder and that is approved by the Company and the Administrative Agent (such consent not to be unreasonably withheld), in each case together with its successors in such capacity as provided in Section 2.05(i); provided, that, unless the Administrative Agent shall otherwise consent, there shall not at any time be more than two (2) other Lenders constituting an Issuing Bank pursuant to the foregoing clause (ii). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. All references contained in this Agreement and the other Loan Documents to “the Issuing Bank” shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any US Tranche Lender at any time shall be its US Tranche Revolving Percentage of the total LC Exposure at such time.

“Lead Arrangers” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers and joint bookrunners.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.09, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing other than in Euro under any Tranche for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Subsidiary Guarantee Agreement, the Collateral Documents, the Intercreditor Agreement, the Floorplan Intercreditor Agreement, each promissory note delivered pursuant to this Agreement and each other agreement, instrument, certificate or other document executed by any Loan Party in connection with any of the foregoing.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in US Dollars, New York City time, and (b) with respect to any other Loan or Borrowing, London time.

“London Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London are authorized or required by law to remain closed.

“Mandatory Cost” is described in Schedule 1.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Indebtedness” means (a) Indebtedness or other obligations outstanding under the Floorplan Credit Agreement and (b) any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any direct or indirect Domestic Subsidiary of the Company or any direct Foreign Subsidiary of the Company or any Subsidiary Guarantor, in each case set forth on Schedule 3.16 or designated as a Material Subsidiary in a Compliance Certificate delivered by the Company pursuant to this Agreement.

“Maturity Date” means April 26, 2017.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Company under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the Subsidiary Guarantors under this Agreement and the other Loan Documents.

“Operating Lease” of a Person means any lease of an asset (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document other than UK Tax.

“Overnight Alternative Currency Rate” means, for any amount payable in an Alternative Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 11.04(c).

“Participant Register” has the meaning set forth in Section 11.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Person or division or line of business is engaged in a type of business that complies with the requirements of the last sentence of Section 6.03, (iii) the Total Leverage Ratio shall not exceed 2.50 to 1.00, the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.00 and the Asset Coverage Ratio shall be not less than 1.75 to 1.00, in each case determined on a pro forma basis (excluding any synergies or cost savings contemplated to occur pursuant to such Permitted Acquisition) after giving effect to such acquisition, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (iv) in the case of any acquisition with respect to which the aggregate consideration exceeds $100,000,000, the Company shall have delivered a Compliance Certificate not less than five (5) days (or such shorter period as the Administrative Agent shall agree) prior to the consummation of such acquisition demonstrating compliance with the foregoing clause (iii) and setting forth the Material Subsidiaries after giving effect to such acquisition.

“Permitted Encumbrances” means:

(a) Liens for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;

(d) Liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) Liens securing or otherwise arising in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(h) deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(i) any encumbrance or restriction with respect to the transfer of the Equity Interests in any joint venture or similar arrangement pursuant to the terms thereof;

(j) Liens created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn by the Netherlands Banker’s Association (Nederlands Vereniging van Banken) and the Dutch Consumers Union (Consumentenbond); and

(k) Liens created under the Collateral Documents.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any member state of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such member state), in each case maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within one year from the date of acquisition thereof and rated, at such date of acquisition, at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P or Aaa by Moody’s;

(g) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in investments in any OECD country of similar quality as those described in clauses (a) through (f) above; and

(h) demand deposit accounts maintained in the ordinary course of business.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements (in the case of material documents and agreements) shall be in form and substance reasonably satisfactory to the Administrative Agent in all material respects, in each case as such documents and agreements may be amended, restated, amended and restated, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material way to the interests of the Lenders. The Administrative Agent and the Lenders hereby acknowledge that all Permitted Receivables Facility Documents in effect on the Effective Date with respect to the Permitted Receivables Facility to which Insight Receivables, LLC is a party are satisfactory in form.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means (i) the Company Pledge Agreement, (ii) the Subsidiary Pledge Agreement, (iii) each of the Charge Over Shares, dated April 1, 2008, between the Company and the Administrative Agent, (iv) the Charge Over Shares, dated April 1, 2008, between Insight Enterprises UK Limited and the Administrative Agent, (v) the Deed of Pledge on Shares in the Capital of Insight Enterprises B.V., dated April 1, 2008, among Insight Enterprises Holdings B.V., Insight Enterprises B.V. and the Administrative Agent and the confirmation thereof entered into on the date hereof, (vi) the Deed of Pledge on Shares in the Capital of Insight Enterprises Holdings B.V., dated April 1, 2008, among Insight Technology Solutions Inc., Insight Enterprises C.V., Insight Enterprises Holdings B.V. and the Administrative Agent and the confirmation thereof entered into on the date hereof, (vii) the Share Pledge Agreement, dated July 29, 2008, between the US Borrower, Insight Technology Solutions GmbH, the Administrative Agent and the financial institutions being a party thereto and the confirmation of such agreement and any lower ranking share pledge thereto entered into pursuant to Section 5.09, (viii) the Agreement for the Pledge of a Financial Instruments Account Relating to Shares of Insight Technology Solutions SAS, dated August 4, 2008, among Insight Technology Solutions Inc. and the Administrative Agent and any lower ranking share pledge thereto entered into pursuant to Section 5.09, (ix) the Canadian Pledge Agreement, dated January 31, 2003, among Insight North America, Inc., Insight Canada Holdings, Inc. (f/k/a Insight Canada, Inc.) and the Administrative Agent, evidencing the pledge of the Equity Interests in 3683371 Canada Inc. and Insight Direct Canada, Inc., (x) the Canadian Pledge Agreement, dated January 19, 2012, among Insight Canada Holdings, Inc. and the Administrative Agent, evidencing the pledge of the Equity Interests in Insight Canada Inc. (an Ontario corporation) and (xi) such other pledge agreements and other confirmation agreements as may from time to time be made by the Company or any other Loan Party in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan Chase Bank, N.A. in respect of loans or other extensions of credit.

“PUC” means any state Governmental Authority having utility or telecommunications regulatory authority over the Company, any Subsidiary, any System or any Telecommunications Equipment.

“Qualified Equity Interests” means any Equity Interests that do not constitute Disqualified Equity Interests.

“Qualifying Lender” means

(i)	a Lender (other than a Lender within sub-paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(A)	a Lender:

(I)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Loan Document; or

(II)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a UK Lender; or

(C)	a Treaty Lender; or

(ii) a building society (as defined for the purpose of section 880 of the Income Tax Act 2007) making an advance under a Loan Document.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a) in the case of Euro, two TARGET Days and two London Business Days (to the extent the two are not the same) before the first day of that period;

(b) in the case of Sterling, the first day of such period;

(c) in the case of US Dollars or any Alternative Currency other than Euro or Sterling, two Business Days before the first day of that period,

unless market practice differs in the Applicable Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Applicable Interbank Market (and if quotations would normally be given by leading banks in the Applicable Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales or licenses of goods or general intangibles (such as software), leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Except with respect to Insight Receivables, LLC, an Illinois limited liability company, which is hereby designated as a Receivables Entity, any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that such designation complied with the foregoing conditions.

“Receivables Sellers” means the Company and its Subsidiaries (other than the Receivables Entity) that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning set forth in Section 11.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Company or any Subsidiary thereof.

“Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans or European Tranche Revolving Loans.

“Revolving Credit Exposure” means a US Tranche Revolving Exposure or a European Tranche Exposure.

“Revolving Loan” means a US Tranche Revolving Loan or a European Tranche Revolving Loan.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of any asset by a Person with the intent to lease such asset as lessee.

“Secured Obligations” means (a) the Obligations, (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each Swap Agreement entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such Swap Agreement was entered into and (c) Banking Services Obligations.

“Security Agreements” means the Company Security Agreement and the Subsidiary Security Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of US Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Company, but which are not otherwise controlled by the Company shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.10 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.

“Subsidiary Guarantee Agreement” means the Third Amended and Restated Subsidiary Guaranty, dated as of the date hereof, among the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Holders of Secured Obligations.

“Subsidiary Guarantors” means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person.

“Subsidiary Pledge Agreement” means that certain Third Amended and Restated Domestic Subsidiary Pledge Agreement, dated as of the date hereof, among the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Holders of Secured Obligations.

“Subsidiary Security Agreement” means that certain Third Amended and Restated Subsidiary Security Agreement, dated as of the date hereof, among certain of the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Holders of Secured Obligations.

“Substantial Portion” means, with respect to the assets of the Company and its Subsidiaries, assets that represent more than 10.0% of the consolidated assets of the Company and its Subsidiaries or assets that are responsible for more than 10.0% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the sum of (a) the US Tranche Swingline Exposure and (b) the European Tranche Swingline Exposure. The Swingline Exposure of any Lender shall be the sum of (a) the US Tranche Swingline Exposure for such Lender, if any, and (b) the European Tranche Swingline Exposure for such Lender, if any, at such time.

“Swingline Lender” means the US Tranche Swingline Lender or the European Tranche Swingline Lender, as applicable.

“Swingline Loan” means a US Tranche Swingline Loan or a European Tranche Swingline Loan, as applicable.

“Switching Equipment” means telecommunications switches and associated electronics.

“System” means each telecommunications system owned or operated by the Company or any Subsidiary in the United States of America as an integrated communications provider in a designated metropolitan area, and all replacements, enhancements or additions thereto.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority other than UK Tax.

“Telecommunications Equipment” means Switching Equipment, fiber optic cable, or other comparable switches, transmission equipment and other ancillary equipment necessary for the installation and operation of a switch room or central office and co-location with other telecommunications providers that will enable the Company or any Subsidiary to offer telephony services, as well as all software and hardware associated with the network operating center and back office systems (including operations systems and support, billing systems and data services).

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of Consolidated Funded Indebtedness at such time to Adjusted Consolidated EBITDA for the four fiscal quarter period then most recently ended.

“Tranche” means the US Tranche or the European Tranche.

“Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Revolving Percentage or European Tranche Percentage, as applicable.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the execution, delivery and performance by the Borrowers and their applicable Subsidiaries of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty” has the meaning set forth in the definition of “Treaty State”.

“Treaty Lender” means a Lender which:

(i) is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lenders’ participation in the Loans is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Applicable Interbank Rate or the Alternate Base Rate.

“UK Borrower” means Insight Direct (UK) Ltd., a company organized under the laws of England, together with its successors and permitted assigns.

“UK Chargor” means Insight Enterprises UK Limited, a company organized under the laws of England, together with its successors and permitted assigns.

“UK Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is a Lender which is:

(a) a company resident in the United Kingdom for United Kingdom tax purposes; or

(b) a partnership each member of which is:

(i) a company resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of part 17 of the Corporation Tax Act 2009; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009).

“UK Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by the government of the United Kingdom or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government of the United Kingdom.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Swingline Rate” means either (a) the Alternate Base Rate plus the Applicable Rate for ABR Loans or (b) a rate mutually agreed upon by the Company and JPMorgan Chase Bank, N.A..

“US Tranche” means the US Tranche Revolving Commitments, the US Tranche Revolving Loans, the LC Exposure and the US Tranche Swingline Loans.

“US Tranche Lender” means a Lender with a US Tranche Revolving Commitment.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit and US Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Tranche Revolving Commitment or in the documentation pursuant to which such Lender shall have provided its US Tranche Revolving Commitment pursuant to Section 2.09, as applicable. The aggregate amount of the US Tranche Revolving Commitments on the date hereof is the US Dollar Equivalent of $325,000,000.

“US Tranche Revolving Exposure” means, with respect to any US Tranche Lender at any time, the sum at such time, without duplication, of (a) such Lender’s US Tranche Revolving Percentage of the sum of the principal amounts of the outstanding US Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s LC Exposure and US Tranche Swingline Exposure at such time.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a).

“US Tranche Revolving Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Revolving Commitments represented by such Lender’s US Tranche Revolving Commitment; provided that, in the case of Section 2.23 when a Defaulting Lender shall exist, “US Tranche Revolving Percentage” shall mean the percentage of the total US Tranche Revolving Commitments (disregarding any Defaulting Lender’s US Tranche Revolving Commitment) represented by such Lender’s US Tranche Revolving Commitment. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Revolving Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments.

“US Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Lender at any time shall be its US Tranche Revolving Percentage of the total US Tranche Swingline Exposure at such time.

“US Tranche Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of US Tranche Swingline Loans hereunder.

“US Tranche Swingline Loan” means a Loan made by the US Tranche Swingline Lender to the Company pursuant to Section 2.04.

“Vendor Trade Programs” means those certain inventory finance transactions from time to time entered into by the Company or its Affiliates with IBM Credit Corporation or its Affiliates, Hewlett Packard Corporation or its Affiliates or any other Person reasonably acceptable to the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. The definitions set forth in the Loan Documents and any financial or other covenant calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Effective Date.

SECTION 1.05. Alternative Currency Calculations. (a) For purposes of determining the European Tranche Exposure, or any other amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Borrowing is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation).

(b) For purposes of any determination under Article VI or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in Article VI being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times transactions were initially consummated in reliance on the exceptions under such Sections.

SECTION 1.06. Dutch Terms.

In this Agreement, where it refers to a Dutch entity, a reference to:

(i) a necessary authorization where applicable includes without limitation: (a) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and (b) obtaining an unconditional positive advice (advies) from the competent works council(s);

(ii) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention-of-title arrangement (recht van retentie), right to reclaim goods (recht van reclame), privilege (voorrecht) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(iii) a director in relation to the Dutch Borrower or other Dutch entity, means a managing director (bestuurder) and board of directors means its managing board (bestuur);

(iv) an insolvency, liquidation or administration includes a Dutch entity being declared bankrupt (failliet verklaard), being subject to emergency measures (noodregeling) or dissolved (ontbonden);

(v) a moratorium includes surseance van betaling and being subject to a moratorium includes surseance verleend;

(vi) any insolvency, liquidation or administration or any steps taken in connection therewith include a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or section 23 of the Sectoral Pension Fund (Obligatory Membership) Act 2000 (Wet verplichte deelneming in een bedrijf persioenfonds 2000);

(vii) a receiver or trustee in bankruptcy includes a curator;

(viii) an administrator includes a bewindvoerder;

(ix) an attachment includes a beslag and attaching or taking possession of (any of those terms) includes beslag leggen; and

(x) a subsidiary includes a subsidiary as defined in section 2:24a of the Dutch Civil Code.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Company from time to time during the Availability Period in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding its US Tranche Revolving Commitment, or (ii) the aggregate amount of the Lenders’ US Tranche Revolving Exposures exceeding the aggregate amount of the US Tranche Revolving Commitments.

(b) Subject to the terms and conditions set forth herein, each European Tranche Lender agrees to make European Tranche Revolving Loans to the European Borrowers and the Company in US Dollars and Alternative Currencies from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s European Tranche Exposure exceeding its European Tranche Commitment or (ii) the aggregate amount of the Lenders’ European Tranche Exposures exceeding the aggregate amount of the European Tranche Commitments.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Revolving Commitments. Each European Tranche Revolving Loan shall be made as part of a Borrowing consisting of European Tranche Revolving Loans made by the European Tranche Lenders ratably in accordance with their respective European Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.14,

(i) each US Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith; provided that all US Tranche Revolving Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.07;

(ii) each European Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans;

(iii) each US Tranche Swingline Loan shall bear interest by reference to the US Swingline Rate; and

(iv) each European Tranche Swingline Loan shall bear interest by reference to the European Tranche Swingline Rate.

Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17, 2.18 and 2.19 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing to the Company under the US Tranche Revolving Commitments may be made in an aggregate amount that is equal to the aggregate available US Tranche Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that (i) there shall not at any time be more than a total of 12 US Tranche Eurocurrency Revolving Borrowings outstanding, and (ii) there shall not at any time be more than a total of 8 European Tranche Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) The first Loan from any Lender to the Dutch Borrower shall be at least EUR 100,000 or its equivalent in foreign currency.

SECTION 2.03. Requests for Revolving Borrowings.

(a) To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by (x) e-mail, telephone or telecopy, if with respect to the US Tranche or a Borrowing under the European Tranche denominated in US Dollars and (y) telecopy, if with respect to a Borrowing under the European Tranche denominated in an Alternative Currency:

(i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, and

(ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the Business Day of the proposed Borrowing.

Each Borrowing Request shall be irrevocable and each telephonic request shall be confirmed by 2:00 p.m. (Local Time) on the same Business Day by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. Each written Borrowing Request shall be in a form approved by the Administrative Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each electronic, telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

1. The Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

2. Whether the requested Borrowing is to be a US Tranche Revolving Borrowing or a European Tranche Revolving Borrowing;

3. The currency and aggregate principal amount of the requested Borrowing;

4. The date of the requested Borrowing, which shall be a Business Day;

5. The Type of the requested Borrowing;

6. In the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

7. The location and number of the relevant account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(b) If no election as to the Type of Borrowing is specified, then the requested Revolving Borrowing shall be (i) in the case of a Borrowing under the US Tranche, an ABR Borrowing, and (ii) in the case of a Borrowing under the European Tranche, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Revolving Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Revolving Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the US Tranche Swingline Lender agrees to make US Tranche Swingline Loans in US Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding $15,000,000 or (ii) the total US Tranche Revolving Exposures exceeding the total US Tranche Revolving Commitments; provided that the US Tranche Swingline Lender shall not be required to make a US Tranche Swingline Loan to refinance an outstanding US Tranche Swingline Loan. Subject to the terms and conditions set forth herein, the European Tranche Swingline Lender agrees to make European Tranche Swingline Loans in an Alternative Currency to a European Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding European Tranche Swingline Loans exceeding $5,000,000 or (ii) the total European Tranche Exposures exceeding the total European Tranche Commitments; provided that the European Tranche Swingline Lender shall not be required to make a European Tranche Swingline Loan to refinance an outstanding European Tranche Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone, confirmed by telecopy, or e-mail (in the case of a US Tranche Swingline Loan) or in a written notice, via telecopy (in the case of a European Tranche Swingline Loan), not later than (x) 1:00 p.m., New York city time, for a US Tranche Swingline Loan and (y) 9:00 a.m., London time, for a European Tranche Swingline Loan on the day of a proposed Swingline Loan. Each such notice shall be irrevocable, shall be deemed to certify that all conditions for a Borrowing set forth in this Agreement have been satisfied, and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, the Tranche under which the requested Swingline Loan will be borrowed and, in the case of a European Tranche Swingline Loan, the Interest Period to be applicable thereto (which shall be a period contemplated by the definition of the term “Interest Period”). The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from such Borrower. The applicable Swingline Lender shall, subject to the terms and condition of this Agreement, make each Swingline Loan available to the applicable Borrower (which may vary based upon the Tranche under which such Swingline Loan is made) by depositing the same, in immediately available funds, to an account of such Borrower designated by such Borrower or the Company on behalf of such Borrower with the Administrative Agent, or such other Person as agreed to by the Administrative Agent and such Borrower, as applicable, or, solely with respect to US Tranche Swingline Loans by wire transfer to an account specified by such Borrower in the applicable borrowing request (or, in the case of a US Tranche Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) A Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders under a Tranche to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such Tranche. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General; Existing Letters of Credit. Subject to the terms and conditions set forth herein, the Company may request the issuance, for its own account and for the benefit of the Company or any Subsidiary of the Company, as applicable, of Letters of Credit denominated in US Dollars, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Schedule 2.05 sets forth a list of existing letters of credit outstanding as of the Effective Date (the “Existing Letters of Credit”) issued by the Issuing Bank for the account of the Company or a Subsidiary thereof. On and after the Effective Date, the Existing Letters of Credit shall constitute Letters of Credit deemed to have been issued under this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US Tranche Revolving Exposure shall not exceed the total US Tranche Revolving Commitments and (ii) the aggregate face amount of all outstanding Letters of Credit shall not exceed $25,000,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Company and the Issuing Bank pursuant to which the expiration date of such Letter of Credit (an “Auto Renewal Letter of Credit”) shall automatically be extended for consecutive periods of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above). Unless otherwise directed by the Issuing Bank, the Company shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the date set forth in clause (ii) above. The Issuing Bank will give prompt written notice to the Administrative Agent upon the expiration of any Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the US Tranche Lenders, the Issuing Bank hereby grants to each US Tranche Lender, and each such US Tranche Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s US Tranche Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each US Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such US Tranche Lender’s US Tranche Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the next Business Day following the date that such LC Disbursement is made; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan, as the case may be. If the Company fails to make such payment when due, then the Administrative Agent shall notify each US Tranche Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such US Tranche Lender’s US Tranche Revolving Percentage thereof. Promptly following receipt of such notice, each US Tranche Lender shall pay to the Administrative Agent its US Tranche Revolving Percentage of the payment then due from the Company in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank in US Dollars the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that US Tranche Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a US Tranche Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR US Tranche Revolving Loans or US Tranche Swingline Loans, as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the US Tranche Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR US Tranche Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any US Tranche Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in US Dollars in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) under Article VII. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency (i) in the case of Loans under the US Tranche (or Loans under the European Tranche denominated in US Dollars), by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan under the European Tranche denominated in an Alternative Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, (A) to an account of such Borrower maintained by the Administrative Agent or such other Person approved by the Administrative Agent (i) in New York City, in the case of US Tranche Loans (or Loans under the European Tranche denominated in US Dollars), (ii) in London in the case of Loans under the European Tranche denominated in an Alternative Currency made to a European Borrower, or (iii) in London or New York City in the case of Loans under the European Tranche denominated in an Alternative Currency made to the Company or (B) by wire transfer to another account or accounts specified by such Borrower in the applicable Borrowing Request; provided that ABR US Tranche Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Alternative Currency Rate in the case of Loans denominated in an Alternative Currency) or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that each Borrowing under the US Tranche made on the Effective Date shall initially be an ABR Borrowing. Thereafter, the relevant Borrower may elect to convert such Borrowing (other than a Swingline Loan) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company, on its behalf, shall notify the Administrative Agent of such election (by email or telephone in the case of a Borrowing under the US Tranche or by written notice in the case of a Borrowing under the European Tranche) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, in the case of an electronic or telephone Interest Election Request, shall be confirmed promptly by a written Interest Election Request. Each written Interest Election Request shall be made by hand delivery or telecopy to the Administrative Agent of a written request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each electronic, telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request to the Administrative Agent with respect to a Eurocurrency Borrowing no later than three Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing under the US Tranche, be converted to an ABR Borrowing, and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company may be converted to or continued at the end of the then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing under the US Tranche, be converted into an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the US Tranche Revolving Commitments and the European Tranche Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments of the US Tranche or the European Tranche; provided that (i) each reduction of the Commitments of the applicable Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for a Borrowing denominated in US Dollars and not less than the Borrowing Minimum for a Borrowing denominated in US Dollars, (ii) the Company shall not terminate or reduce the US Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Revolving Commitments, and (iii) the Company shall not terminate or reduce the European Tranche Commitments if, after giving effect to any concurrent prepayment of the European Tranche Revolving Loans in accordance with Section 2.11, the aggregate European Tranche Exposures would exceed the aggregate European Tranche Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or any other transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Increase in Commitments.

(a) Anything in this Agreement to the contrary notwithstanding, at any time and from time to time prior to the Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender in the applicable Tranche), request that one or more Persons (which may include any Lender, as provided below) offer to increase their Commitments under any Tranche (if they are Lenders) or to make additional Commitments under any Tranche (if they are not already Lenders) (such increased and/or additional Commitments being, in the case of any Tranche, a “Tranche Increase”) under this paragraph (a), it being understood that if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 11.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld). The minimum aggregate amount of any Tranche Increase shall be $10,000,000 in the case of the US Tranche and the US Dollar Equivalent of $5,000,000 in the case of the European Tranche. In no event shall the aggregate amount of all Tranche Increases pursuant to this paragraph (a) exceed the US Dollar Equivalent of $75,000,000. No more than two Tranche Increases shall be made during the term of this Agreement. The Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend applicable Commitments or increase their existing applicable Commitments in an aggregate amount equal to the amount of the Tranche Increase. In the event that one or more of such Persons offer to increase or enter into such Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons, the Administrative Agent shall execute and deliver an appropriate amendment to this Agreement (or other appropriate documentation reasonably acceptable to the Administrative Agent and the Company to effectuate the Tranche Increase), which amendment or other documentation shall specify, among other things, the procedures for reallocating any outstanding Revolving Credit Exposure under the Tranche that is subject to the Tranche Increase effected by such amendment or other documentation and the Company shall deliver such authorization documentation and opinions of counsel as the Administrative Agent shall reasonably request; provided, that no consent of any Lender not participating in such Tranche Increase shall be required. Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall have at least 15 Business Days, but no more than 20 Business Days, prior to the proposed effective date for such Tranche Increase to obtain administrative details from Lenders increasing their Commitments or Persons becoming new Lenders hereunder and to otherwise administer such Tranche Increase, including processing Borrowing Requests and determining whether breakage amounts, if any, will be required to be paid by the Borrowers. No such increase shall be effective until such administration period has expired.

(b) Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section if any Default or Event of Default has occurred and is continuing prior to the effectiveness of any such increase or would arise after giving effect thereto.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) (i) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower no later than the Maturity Date; (ii) the Company hereby unconditionally promises to pay to each US Tranche Swingline Lender the then unpaid principal amount of each US Tranche Swingline Loan made by the US Tranche Swingline Lender on the earlier of the Maturity Date and the first date after such US Tranche Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such US Tranche Swingline Loan is made, provided that on each date that a US Tranche Revolving Borrowing is made, the Company shall repay all US Tranche Swingline Loans then outstanding and (iii) each European Borrower unconditionally promises to pay to the European Tranche Swingline Lender the then unpaid principal amount of each European Tranche Swingline Loan to such European Borrower on the last day of the Interest Period applicable thereto; provided, that so long as the conditions for a Borrowing have been satisfied, a Borrower may use Revolving Borrowing proceeds to repay a Swingline Loan. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any US Tranche Lender may request through the Administrative Agent that Loans made by it under the US Tranche to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such US Tranche Lender a promissory note payable to the order of such US Tranche Lender (or, if requested by such US Tranche Lender, to such US Tranche Lender and its registered assigns) and in a form approved by the Administrative Agent. Loans made under the European Tranche shall be evidenced solely as described in paragraphs (b) and (c) of this Section, and no promissory notes shall be issued by any Borrower in respect of any such Loans.

SECTION 2.11. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) In the event and on such occasion that (i) the sum of the US Tranche Revolving Exposures exceeds the total US Tranche Revolving Commitments, or (ii) the sum of the European Tranche Exposures exceeds the total European Tranche Commitments, the Borrowers under the applicable Tranche shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding under the US Tranche, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)), in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess under any Tranche is not greater than 5% of the total Commitments under such Tranche, such prepayment or deposit, as the case may be, shall not be required.

(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment, and (ii) in the case of an ABR Borrowing or a Swingline Loan, not later than 12:00 noon, Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments to the extent required pursuant to Section 2.16.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of each US Tranche Lender, a commitment fee which shall accrue at the Applicable Rate on the daily unused portion of the US Tranche Revolving Commitment of such US Tranche Lender during the period from and including the Effective Date to but excluding the date on which such US Tranche Revolving Commitment terminates. The European Borrowers agree to pay to the Administrative Agent for the account of each European Tranche Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused portion of the European Tranche Commitment of such European Tranche Lender during the period from and including the Effective Date to but excluding the date on which such European Tranche Commitment terminates. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each US Tranche Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s US Tranche Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which fee shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by the Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the US Tranche Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the US Tranche Revolving Commitments terminate and any such fees accruing after the date on which the US Tranche Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to each of the Administrative Agent and the Lead Arrangers, each for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent or any Lead Arranger.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (other than each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate. US Tranche Swingline Loans shall bear interest at a rate per annum equal to the US Swingline Rate. European Tranche Swingline Loans shall bear interest at a rate per annum equal to the European Tranche Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.

(b) The Loans comprising each Eurocurrency Borrowing by the Company under the US Tranche shall bear interest at the Applicable Interbank Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Borrowing under the European Tranche shall bear interest at the Applicable Interbank Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate plus the Mandatory Cost.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Subject to Section 2.13(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest accruing upon Obligations denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and the Applicable Interbank Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(g) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of the Netherlands, the United Kingdom or any other jurisdiction in which a Borrower is organized or from which Loans are made are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by such laws.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Applicable Interbank Rate for such Interest Period; or

(b) the Administrative Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the Applicable Interbank Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing under the US Tranche, as an ABR Borrowing, or (B) if such Borrowing is a Eurocurrency Borrowing under the European Tranche, as a Borrowing bearing interest at such rate as the Administrative Agent shall determine, after consultation with the Lenders, adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, unless the applicable Borrower notifies the Administrative Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing under the US Tranche, such Borrowing shall be made as an ABR Borrowing, and (B) if such Borrowing is a Eurocurrency Borrowing under the European Tranche, such Borrowing shall be made as a Borrowing bearing interest at such rate as the Administrative Agent shall determine adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Cost.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the Applicable Interbank Markets any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein, including, without limitation, any change under applicable law or regulation governing the issuance and maintenance of EU Lending Passports; or

(iii) subject any Lender, the Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent, such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company and the other Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

This Section 2.15 shall not apply to increased costs relating to UK Tax, which shall be governed exclusively by Section 2.18.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.21 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Applicable Interbank Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Applicable Interbank Market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof; provided that the Company and the other Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts under this Section 2.16 incurred more than 180 days prior to the date that such Lender notifies the Company of such amount and of such Lender’s intention to claim compensation therefor.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes unless a tax deduction is required by applicable law; provided that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, which demand shall be accompanied by documentation reasonably satisfactory to establish the nature of the amounts for which demand is being made, and the fact and amount of the payment thereof, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent available), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and at the time or times reasonably requested by such Borrower, any such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Borrower as may permit such payments to be made without withholding or at a reduced rate of withholding tax. Without limiting the generality of the foregoing, in the case of any Foreign Lender, such Foreign Lender shall deliver to the Company (with a copy to the Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party (or any subsequent versions thereof or successors thereto); (B) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto); or (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit D-1, D-2, D-3 or D-4, as applicable; and duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto).

(ii) In the case of any Lender that is a US Person, such Lender shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to clause (e)(i) or (e)(ii) above expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) If the Administrative Agent is entitled to an exemption from or reduction of withholding tax with respect to any payment under this Agreement made by a Borrower to the Administrative Agent under the law of the jurisdiction in which such Borrower is located the Administrative Agent shall deliver to such Borrower, at the time or times prescribed by applicable law and at the time or times reasonably requested by such Borrower, any such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Borrower as may permit such payments to be made without withholding or at a reduced rate of withholding tax. Without limiting the generality of the foregoing, if the Administrative Agent is entitled to any payment under this Agreement, it shall deliver to the Company executed originals of Internal Revenue Service Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax.

(f) (i) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it (directly or through any Borrower) will not be subject to or liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America, (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction or (ii) in the case of a European Tranche Lender, any withholding tax that is imposed by the Netherlands or the United States of America (or any political subdivision thereof) on payments by a European Borrower or the Company from an office within such jurisdiction. If any Lender does not comply with this Section 2.17(e) or (f), the relevant Borrower shall have no obligation to indemnify such Lender, the Administrative Agent or the Issuing Bank for the account of such Lender, under this Section 2.17, provided, however, that such Borrower shall not be relieved of the foregoing indemnity obligation if a liability under this Section results solely from the occurrence of the CAM Exchange.

(ii) Notwithstanding anything in Section 2.17(f)(i) to the contrary, if a Lender becomes a European Tranche Lender or a US Tranche Lender solely due to the occurrence of the CAM Exchange, such Lender shall use commercially reasonable efforts to designate a Facility Office to acquire Loans pursuant to the CAM Exchange and to receive payments on such Loans such that payments from the relevant Borrower to such Facility Office with respect to such Loans shall qualify for the lowest rate of withholding taxes available to such Lender in respect of payments made by such Borrower to any Facility Office of such Lender on the date such Lender acquires such Loans. Such Lender shall furnish such information as is described in Section 2.17(e) to qualify for such lowest rate of withholding. If such Lender is unable to qualify for a complete exemption from withholding tax with respect to payments made by such Borrower to such Facility Office with respect to such Loans, any withholding tax to which such Lender is subject with respect to payments made by such Borrower to such Facility Office, taking into account such qualification for such reduced rate of withholding, shall not constitute Excluded Taxes with respect to such Lender with respect to such Loan.

(g) In cases in which a Borrower makes a payment under this Agreement to the Administrative Agent with knowledge that the Administrative Agent is acting as an agent for a foreign person, such Borrower will not treat such payment as being made to a US Person for purposes of Treas. Reg. § 1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of the Administrative Agent.

(h) If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by the Administrative Agent or such Lender without imposing on the Administrative Agent or such Lender an unacceptable administrative burden); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(i) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(i).

(j) If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by the United States of America under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18. UK Tax.

(a) Definitions.

“Protected Party” means a Lender which is or will be subject to any liability or required to make any payment for or on account of UK Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of UK Tax to be received or receivable) under a Loan Document.

“Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a partnership each member of which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of part 17 of the Corporation Tax Act 2009; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009).

“Tax Credit” means a credit against, relief or remission for, or repayment of any UK Tax.

“Tax Deduction” means a deduction or withholding for or on account of UK Tax from a payment under a Loan Document.

“Tax Payment” means either an increased payment made by a Borrower to a Lender under Section 2.18(e) or a payment under Section 2.18(l).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

(b)	Unless a contrary indication appears, in this Section 2.18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

(c)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(d)	Each Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receive such notification from a Lender it shall notify that Borrower.

(e)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(f)	A Borrower is not required to make an increased payment to a Lender under paragraph (e) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or concession of any relevant taxing authority, or

(B)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i) B of the definition of Qualifying Lender; and:

(i)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (i) below.

(g)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Administrative Agent evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(i) (A)	Subject to paragraph (B) below, a Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorization to make that payment without a Tax Deduction.

(B)	Nothing in paragraph (A) above shall require a Treaty Lender to:

(i)	register under the HMRC DT Treaty Passport scheme;

(ii)	apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(iii)	file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (j) below and the Borrower making that payment has not complied with its obligations under paragraph (k) below.

(j)	A Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect by notifying the relevant Borrower of its scheme reference number and its jurisdiction of tax residence (and in the case of a Treaty Lender that is a party to this Agreement on date that this Agreement is entered into, it may provide such notification by including such details on its signature page to this Agreement).

(k)	Where a Lender includes the indication described in paragraph (j) above, the relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date such Lender becomes a Lender under this Agreement or, within 30 days of the date such Borrower becomes a party under this Agreement (as the case may be), and shall promptly provide the Lender with a copy of that filing

(l)	A UK Lender with a European Tranche Commitment which becomes a party to this Agreement on the day on which this Agreement is entered into gives a Tax Confirmation to the Borrowers by entering into this Agreement.

(m)	A UK Lender with a European Tranche Commitment which becomes a party to this Agreement by transfer or assignment under Section 11.04 after the day on which this Agreement is entered into is deemed to give a Tax Confirmation to the Borrowers on the date of that transfer or assignment.

(n)	A UK Lender with a European Tranche Commitment shall promptly notify the Borrower and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(o)	Each Borrower shall (within 10 Business Days following written demand by the Administrative Agent, accompanied by reasonable backup documentation) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of UK Tax by that Protected Party in respect of a Loan Document.

(p)	Paragraph (o) above shall not apply with respect to any UK Tax assessed on a Lender:

(A)	under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Lender’s Facility Office, designated in accordance with Section 2.17(f), is located in respect of amounts received or receivable in that jurisdiction, if that UK Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender.

(q)	Furthermore, paragraph (o) above shall not apply to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under paragraphs (c) to (n) above; or

(B)	would have been compensated for by an increased payment under paragraphs (c) to (n) above but was not so compensated solely because the exclusion in paragraph (f) applied.

(r)	A Protected Party making, or intending to make a claim under paragraph (o) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Borrower.

(s)	A Protected Party shall, on receiving a payment from a Borrower under paragraph (o), notify the Administrative Agent.

(t)	If a Borrower makes a Tax Payment and the relevant Lender determines that:

(A)	a Tax Credit is attributable to that Tax Payment; and

(B)	that Lender has obtained, utilized and retained that Tax Credit,

the relevant Lender shall pay an amount to such Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by such Borrower.

(u)	Each Borrower shall pay and, within 10 Business Days following written demand (accompanied by reasonable backup documentation therefor), indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar UK Taxes payable in respect of any Loan Document.

(v)	All amounts set out, or expressed to be payable under a Loan Document by any party to a Lender which (in whole or part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (w) below, if VAT is chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(w)	Where a Loan Document requires any party to reimburse a Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

SECTION 2.19. EU Banking Passport; Local Branch Availability. In order to extend Loans and other financial accommodations under the European Tranche and remain in compliance with all applicable laws and regulations (including, without limitation, the laws of each jurisdiction in which a Borrower with availability under the European Tranche is organized), each Lender with a European Tranche Commitment shall either (x) obtain and hold an EU Banking Passport for so long as the laws and regulations governing members of the European Union provide for EU Banking Passports and/or (y) otherwise have the ability to fund a Borrowing and satisfy its duties and obligations under the European Tranche in a Borrower’s jurisdiction of organization (so long as such Borrower is entitled to request extensions of credit under the European Tranche), including, without limitation, having a local branch in any such jurisdiction of organization or otherwise being able to fund extensions of credit in such jurisdiction without violating applicable laws or regulations. Each Person that becomes a Lender hereunder with a European Tranche Commitment pursuant to the assignment provisions of Section 11.04 shall certify in its Assignment and Assumption that it possesses an EU Banking Passport and/or satisfies the requirements of the foregoing clause (y), provided that with respect to the Dutch Borrower no such certification shall be required as long as the first Loan extended by such Lender shall be no less than EUR 100,000 or its equivalent in any other foreign currency. In the event EU Banking Passports are no longer available, including, without limitation, as a result of changes in applicable laws or regulations, or a Lender is prohibited from extending credit to a Borrower from a previously permitted jurisdiction into a previously permitted jurisdiction, or if adverse tax consequences result from such Loans or other financial accommodations remaining outstanding, then no Lender shall be required to make or maintain Loans or other financial accommodations under the European Tranche in contravention of applicable laws and regulations or if such adverse tax consequences remain outstanding, and the applicable Borrowers shall repay all Obligations arising in connection therewith as required to prevent any contravention of such laws and regulations.

SECTION 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event under the European Tranche denominated in an Alternative Currency, the Administrative Agent’s Eurocurrency Payment Office for the applicable currency, except payments to be made directly to the Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.18, 2.19 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; and all other payments hereunder or under any other Loan Document shall be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in US Dollars in an amount equal to the US Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the applicable Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Swap Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Swap Agreements), third, to pay interest then due and payable on the Loans ratably, fourth, pro rata, to prepay principal on the Loans and unreimbursed LC Disbursements and the payment of any Secured Obligations owing with respect to Swap Agreements, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, sixth, pro rata, to payment of Banking Services Obligations, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Loan Parties. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the applicable Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the applicable Borrower shall pay the break funding payment required in accordance with Section 2.16.

(c) [Reserved]

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation (including without limitation the Overnight Alternative Currency Rate in the case of Loans denominated in an Alternative Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(i) or (j), 2.20(e) or 11.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the applicable Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.21. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17, or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or Section 2.18, or if any Lender becomes a Defaulting Lender, or if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement requiring the consent of each Lender or each affected Lender as contemplated by Section 11.02 but the consent of the Required Lenders is obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (or, in the case of any change, waiver, discharge or termination of the provisions of this Agreement that requires the consent of Lenders of a particular class or type of Loans and Commitments, all its interests, rights and obligations under the Loan Documents in respect of such class or type) (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (i) the Company shall have received the prior written consent of the Administrative Agent (and if a US Tranche Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) (or, in the case of any change, waiver, discharge or termination of the provisions of this Agreement that requires the consent of Lenders of a particular class or type of Loans, payment equal to the aggregate amount of outstanding Loans of such class or type owed to such replaced Lender (together with all other amounts owed to such replaced Lender as a holder of such class or type of Loans)) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 or Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.22. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Alternative Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or Lenders having greater than 50% of the European Tranche Commitments make it impracticable for the Eurocurrency Borrowings comprising such Credit Event to be denominated in the Alternative Currency specified by the applicable Borrower, or (ii) a US Dollar Equivalent of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Credit Events shall not be denominated in such Alternative Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in US Dollars, in an aggregate principal amount equal to the US Dollar Equivalent of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be, as Eurocurrency Loans having an Interest Period of one month, unless the applicable Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Alternative Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the European Lenders be practicable and in an aggregate principal amount equal to the US Dollar Equivalent of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be.

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Commitments of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitments and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any US Tranche Swingline Exposure or LC Exposure exists at the time a US Tranche Lender becomes a Defaulting Lender then:

(i) all or any part of the US Tranche Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders constituting US Tranche Lenders in accordance with their respective US Tranche Revolving Percentages, but only to the extent (A) the sum of all non-Defaulting Lenders’ US Tranche Revolving Exposures plus such Defaulting Lender’s US Tranche Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ US Tranche Revolving Commitments and (B) each non-Defaulting Lender’s US Tranche Revolving Exposure does not exceed such non-Defaulting Lender’s US Tranche Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, within one (1) Business Day following notice by the Administrative Agent (x) first, the Company shall prepay the US Tranche Swingline Exposure and (y) second, the Company shall cash collateralize for the benefit of the Issuing Bank only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ US Tranche Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized;

(d) if any European Tranche Swingline Exposure exists at the time a European Tranche Lender becomes a Defaulting Lender then:

(i) all or any part of the European Tranche Swingline Exposure shall be reallocated among the non-Defaulting Lenders constituting European Tranche Lenders in accordance with their respective European Tranche Percentages, but only to the extent (A) the sum of all non-Defaulting Lenders’ European Tranche Exposures plus such Defaulting Lender’s European Tranche Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ European Tranche Commitments and (B) each non-Defaulting Lender’s European Tranche Exposure does not exceed such non-Defaulting Lender’s European Tranche Commitment; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, within one (1) Business Day following notice by the Administrative Agent, the European Borrowers shall prepay the European Tranche Swingline Exposure;

(e) in the case of a US Tranche Lender, so long as such Lender is a Defaulting Lender, the US Tranche Swingline Lender shall not be required to fund any US Tranche Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the US Tranche Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made US Tranche Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein); and

(f) in the case of a European Tranche Lender, so long as such Lender is a Defaulting Lender, the European Tranche Swingline Lender shall not be required to fund any European Tranche Swingline Loan, unless it is satisfied that the related exposure will be 100% covered by the European Tranche Commitments of the non-Defaulting Lenders, and participating interests in any newly made European Tranche Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(d)(i) (and such Defaulting Lender shall not participate therein).

No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s LC Exposure or the Swingline Lender’s Swingline Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.23 following (i) the elimination of the applicable LC Exposure or Swingline Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Bank and the Swingline Lenders, as applicable, that there exists excess cash collateral.

In the event that each of the Administrative Agent, the Company, the Issuing Bank and the Swingline Lenders agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans under each Tranche) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its related Tranche Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release or any claim or any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required; provided, that this provision shall not restrict any transaction otherwise permitted under Section 6.03.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate (or other organizational) and, if required, stockholder or shareholder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. (a) The Transactions (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate in any material respect any applicable law or regulation applicable to the Company or its Subsidiaries and will not violate the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (iii) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than the Lien created by the Collateral Documents).

(b) The Company and the Subsidiaries have obtained all regulatory licenses, permits or franchises required in connection with their ownership or operation of the Systems and Telecommunications Equipment, except where the failure to hold any regulatory licenses, permits or franchises would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Company’s and the Subsidiaries’ Governmental Approvals are in full force and effect, have been validly transferred to the Company or such Subsidiary, and the Company or such Subsidiary has the power and authority to operate thereunder, in each case, except where a failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders a consolidated balance sheet and statements of income, stockholders equity and cash flows for the Company and its Subsidiaries as of and for the fiscal year ended December 31, 2011, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2011, there has been no material adverse change in the business, assets, property or financial condition of the Company and its Subsidiaries, taken as a whole.

(c) The Company has heretofore furnished to the Lenders forecasted consolidated balance sheets and statements of income and cash flows for the four-year period beginning on January 1, 2012, in each case prepared on a basis consistent with the financial statements described in Section 3.04(a) and the estimates and assumptions stated therein, all of which the Company believes as of the date hereof to be reasonable and, as of the Effective Date, reflect the Company’s good faith and reasonable estimates of the future financial performance of the Company and its Subsidiaries for such period; provided that (i) such forecasts are subject to significant uncertainties and contingencies, which may be beyond the Company’s and its Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

SECTION 3.05. Properties; Insurance. (a) Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Each of the Company and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure in the ordinary course of business to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.

SECTION 3.06. Litigation, Environmental and Labor Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) except as set forth on Schedule 3.06, that purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, in each case, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes including UK Tax required to have been paid by it, except (a) Taxes including UK Tax that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. (a) No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance would not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, to the best knowledge of the Company none of the Company, its Affiliates or any of their directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or would reasonably be expected to subject, the Company or any of its Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which may give rise to any such penalty, fine, claim, or other liability. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities, with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries.

SECTION 3.12. Solvency. As of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Company and its Subsidiaries, on a consolidated basis, are and will be Solvent.

SECTION 3.13. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to the Administrative Agent, the Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that (i) such projected financial information is subject to significant uncertainties and contingencies, which may be beyond the Company’s and its Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projected financial information will be realized and (iii) the actual results may differ from the forecasted results set forth in such projected financial information and such differences may be material).

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation U.

SECTION 3.15. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and, to the extent required by the Security Agreements, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other Liens permitted under this Agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.16. Material Subsidiaries. As of the Effective Date, the direct and indirect Domestic Subsidiaries of the Company and direct Foreign Subsidiaries of the Company and the Subsidiary Guarantors set forth on Schedule 3.16, together with the Company and the UK Borrower, (i) generated at least 75% of Adjusted Consolidated EBITDA during the four fiscal quarter period ended December 31, 2011 and (ii) owned assets (other than Equity Interests in Subsidiaries) representing at least 75% of the consolidated assets of the Company and its Subsidiaries as of December 31, 2011. Each Compliance Certificate delivered hereunder designates as Material Subsidiaries direct and indirect Domestic Subsidiaries of the Company and direct Foreign Subsidiaries of the Company and the Subsidiary Guarantors that, as of the end of the applicable fiscal quarter (in the case of a Compliance Certificate delivered pursuant to Section 5.01(c)) or as of the date of the applicable Permitted Acquisition after giving effect to such acquisition on a pro forma basis (in the case of a Compliance Certificate delivered in connection with a Permitted Acquisition), together with the Company and the UK Borrower, (i) generated at least 75% of Adjusted Consolidated EBITDA during the most recent four fiscal quarter period for which financial statements have been provided by the Company pursuant to Section 5.01 and (ii) owned assets (other than Equity Interests in Subsidiaries) representing at least 75% of the consolidated assets of the Company and its Subsidiaries as of the end of such period; provided that any Domestic Subsidiary which is the direct owner of any Equity Interests in a Material Subsidiary shall constitute a Material Subsidiary hereunder.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, in form and substance reasonably acceptable to it, fully executed copies of the Loan Documents set forth on Exhibit B hereto.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrowers and the Loan Documents as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion. The Administrative Agent shall also have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Eversheds LLP special English counsel to the Borrowers, and Eversheds Faasen B.V., special Dutch counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent and covering such matters relating to this Agreement as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the Initial Subsidiary Guarantors (including, with respect to the Dutch Borrower, an original recent excerpt from the East Netherlands Trade Register), the authorization of the Transactions and any other legal matters relating to the Borrowers or any Initial Subsidiary Guarantor, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, including all of the agreements, documents and instruments set forth in Exhibit B hereto.

(e) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) a certificate, dated the Effective Date and signed by a Financial Officer, certifying that as of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Company and its Subsidiaries, on a consolidated basis, are and will be Solvent.

(f) The Lenders shall have received the financial statements referenced in Section 3.04(a) and (c).

(g) The Administrative Agent and the Lead Arrangers shall have received all fees and other amounts due and payable by the Borrowers on or prior to the Effective Date, including, to the extent invoiced prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(h) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended).

(i) The Administrative Agent shall have received from the Dutch Borrower a confirmation by an authorized signatory of the Dutch Borrower that there is no works council, or, if a works council is established, a confirmation that all consultation obligations in respect of such works council have been complied with and that positive unconditional advice has been obtained, attaching a copy of such advice and a copy of the request for such advice.

(j) Each Borrower that is a resident for tax purposes in the United States of America and the Administrative Agent shall have received a complete Form W-8BEN (or other applicable Form W-8) from each Foreign Lender.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall deliver to each Lender):

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Company agrees that it shall register the Administrative Agent in the appropriate Company databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agent) on the applicable filing dates;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Company agrees that it shall register the Administrative Agent in the appropriate Company databases necessary to cause such notices to be sent automatically to the Administrative Agent (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agent) on the applicable filing dates;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with certain provisions of Article VI to the extent set forth in the form of Compliance Certificate attached hereto as Exhibit C, (iii) identifying the Material Subsidiaries as of the end of the applicable fiscal period and (iv) if any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 if and to the extent (A) such change is not noted on the Company’s most recent Form 10-Q or Form 10-K filing or any of the Company’s other Form 10-Q or Form 10-K filings filed since the Effective Date and (B) any such change has had an effect on the financial statements accompanying such certificate, specifying such change and the related effect;

(d) [Reserved];

(e) within 90 days after the beginning of each fiscal year of the Company, consolidated financial projections for the Company and its Subsidiaries for such fiscal year prepared in good faith in accordance with prior practice of the Company;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges, or distributed by the Company to its shareholders generally, as the case may be; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Company agrees that it shall register the Administrative Agent in the appropriate Company databases necessary to cause such notices to be sent automatically to the Administrative Agent (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agent) on the applicable filing dates;

(g) promptly following any request in writing therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended); and

(h) promptly following any request in writing therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent (who shall deliver to each Lender) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(e) within ten (10) Business Days following its obtaining knowledge of (i) issuance by the United Kingdom Pensions Regulator of a financial support direction or a contribution notice (as those terms are defined in the United Kingdom Pensions Act 2004) in relation to any Foreign Pension Plan, (ii) any amount is due to any Foreign Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995 and/or (iii) an amount becomes payable under section 75 or 75A of the United Kingdom Pensions Act 1995.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution or other transaction permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its Tax (including (if applicable) UK Tax) liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty events excepted), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure in the ordinary course of business to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during reasonable business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that in no event shall there be more than one such visit or inspection per calendar year except during the continuance of an Event of Default). Notwithstanding anything to the contrary in this Section 5.06, none of the Company or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its designated representative) is then prohibited by law or any agreement binding on the Company or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege constitutes attorney work-product. The Administrative Agent shall, upon the request of any Lender, provide to such Lender the written report, if any, prepared by the Administrative Agent with respect to any such visit or inspection.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. Each Borrower will, and will cause its Subsidiaries to, use the proceeds of the Loans and the Letters of Credit, as applicable, for working capital and for general corporate purposes, including Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Subsidiary Collateral Documents; Subsidiary Guarantors. The Company shall execute or shall cause to be executed:

(a) following the date on which (i) any Person becomes a Material Subsidiary of the Company pursuant to a Permitted Acquisition or (ii) any Person is initially designated as a Material Subsidiary in a certificate delivered pursuant to Section 5.01(c), in each case as soon as practicable but in any event within thirty (30) days (or such longer period as the Administrative Agent shall agree) following such date, if such Person is a Domestic Subsidiary, (a) a Pledge Agreement (or supplement thereto) in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations with respect to all of the Equity Interests of such Domestic Subsidiary owned by the Company and its Domestic Subsidiaries that are Subsidiary Guarantors in substantially the form of the Pledge Agreement(s) executed on the Effective Date; (b) a supplement to the Subsidiary Guarantee Agreement pursuant to which such Domestic Subsidiary shall become a Subsidiary Guarantor; (c) a Subsidiary Security Agreement in substantially the form executed on the Effective Date (or a supplement thereto) pursuant to which such Domestic Subsidiary shall grant the Administrative Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in substantially all of its assets as and to the extent provided therein, subject to Permitted Encumbrances and other Liens permitted under this Agreement, and the other documents required thereby; (d) a Subsidiary Pledge Agreement in substantially the form executed on the Effective Date (or a supplement thereto) pursuant to which such Domestic Subsidiary shall grant the Administrative Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in the Equity Interests of its direct Subsidiaries (but not in excess of 65% (in vote and value) of all of the outstanding Equity Interests of its direct Foreign Subsidiaries), subject to Permitted Encumbrances and other Liens permitted under this Agreement, and the other documents required thereby; and (e) if requested by the Administrative Agent or the Required Lenders, Collateral Documents in respect of such Domestic Subsidiary’s owned real property located in the United States with a value in excess of $10,000,000 (per property) that is acquired after the Effective Date (other than any such real property subject to a Lien permitted under Section 6.02(c) or 6.02(d)), in each case to provide the Administrative Agent with a first priority perfected security interest therein and Lien thereon, subject to Permitted Encumbrances and other Liens permitted under this Agreement;

(b) following the date on which (i) any Person becomes a Material Subsidiary of the Borrower pursuant to a Permitted Acquisition, or (ii) any Person is initially designated as a Material Subsidiary in a certificate delivered pursuant to Section 5.01(c), in each case if such Person is a Foreign Subsidiary, upon the request of the Administrative Agent, as soon as practicable but in any event within thirty (30) days (or such longer period of time as the Administrative Agent shall agree) following such date, a pledge agreement or share mortgage in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary with respect to 65% (in vote and value) of all of the outstanding Equity Interests of such Foreign Subsidiary to the extent owned by the Company or a Subsidiary Guarantor; provided, that if at any time any such Foreign Subsidiary issues or causes to be issued Equity Interests, such that the aggregate amount of the Equity Interests of such Foreign Subsidiary pledged to the Administrative Agent for the benefit of the Holders of Secured Obligations is less than 65% (in vote or value) of all of the outstanding Equity Interests of such Foreign Subsidiary to the extent owned by the Company or a Subsidiary Guarantor, the Company shall (A) promptly notify the Administrative Agent of such deficiency and (B) deliver or cause to be delivered any agreements, instruments, certificates and other documents as the Administrative Agent may reasonably request all in form and substance reasonably satisfactory to the Administrative Agent, in order to cause all of the Equity Interests of such Foreign Subsidiary owned by the Company and the Subsidiary Guarantors (but not in excess of 65% (in vote or value) of all of the outstanding Equity Interests thereof) to be pledged to the Administrative Agent for the benefit of the Holders of Secured Obligations; provided further, that if at any time any such Foreign Subsidiary redeems or acquires, or causes to be redeemed or acquired, Equity Interests in such Foreign Subsidiary, such that the aggregate amount of the Equity Interests of such Foreign Subsidiary pledged to the Administrative Agent, for the benefit of the Holders of Secured Obligations, would be greater than or equal to 65% (in vote or value) of all of the outstanding Equity Interests of such Person, taking into account such redemption or acquisition, the Company shall (A) notify the Administrative Agent of the intent to effect such redemption or acquisition at least thirty (30) days (or such shorter period of time as the Administrative Agent shall agree) prior to the effectiveness thereof, and (B) the Administrative Agent shall, on or prior to the date of such redemption or acquisition, deliver or cause to be delivered any agreements, instruments, certificates and other documents as the Company may reasonably request, all in form and substance reasonably satisfactory to the Company and the Administrative Agent, evidencing a release of a sufficient number of the Equity Interests of such Foreign Subsidiary, taking into account such redemption or acquisition, from any pledge, mortgage, lien or other encumbrance imposed under the Pledge Agreements, Security Agreement and other Collateral Documents such that, taking into account such Equity Interests redeemed or acquired and such Equity Interests released, the aggregate Equity Interests in such Foreign Subsidiary that remain subject to any such pledge, mortgage or encumbrance do not exceed 65% (in vote or value) of all of the outstanding Equity Interests in such Foreign Subsidiary; and

(c) in any such case as provided above in this Section 5.09 the Company shall deliver or cause to be delivered to the Administrative Agent all such Pledge Agreements, supplements to the Subsidiary Guarantee Agreement, Security Agreements and other Collateral Documents, together with appropriate corporate resolutions and other documentation (including opinions, UCC financing statements, real estate title insurance policies, environmental reports, the stock certificates representing the equities subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Collateral related thereto, in each case, subject to the exceptions and limitations set forth in the Loan Documents and Permitted Encumbrances and other Liens permitted under this Agreement.

Notwithstanding the foregoing requirements of this Section 5.09:

(i) all of the Equity Interests of a European Borrower and the Subsidiaries of the Company that directly or indirectly own the Equity Interests of such European Borrower (other than Insight Enterprises C.V.) shall be pledged to the Administrative Agent to secure the Secured Obligations owing by such European Borrower and each other European Borrower;

(ii) no Receivables Entity shall be required to enter into the Subsidiary Guarantee Agreement, the Subsidiary Security Agreement, the Subsidiary Pledge Agreement or any other Collateral Document or otherwise guaranty the Secured Obligations or grant security interests in its property to the Administrative Agent hereunder or in connection herewith so long as such Receivables Entity is subject to a Permitted Receivables Facility; and

(iii) the Company, not later than ten Business Days after the Effective Date (or such later date as the Administrative Agent shall agree), shall cause 65% (but no more than 65%) of the Equity Interests of the following Foreign Subsidiaries to be pledged to the Administrative Agent, for the benefit of the Holders of Secured Obligations, pursuant to pledge documentation in form and substance reasonably acceptable to the Administrative Agent: Insight Technology Solutions GmbH and Insight Technology Solutions SAS.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness that (unless such excess amount is separately permitted under this Section 6.01) do not increase the outstanding principal amount thereof (other than by the amount of any fees, premiums or expenses incurred in the extensions, renewals, refinancings and replacements thereof);

(c) Indebtedness owing by (i) the Company to any Subsidiary, (ii) any European Borrower to any Subsidiary, (iii) any Foreign Subsidiary to a European Borrower so long as the aggregate principal amount of all such Indebtedness under this clause (iii) (excluding any Indebtedness in connection with Cash Pooling Arrangements) at no time exceeds $25,000,000 in the aggregate, or (iv) to the extent not governed by clause (i) through (iii), any Subsidiary to the Company or any other Subsidiary; provided, that Indebtedness of any Foreign Subsidiary to the Company or any Subsidiary Guarantor shall be subject to Section 6.04;

(d) Guarantees by (i) the Company of Indebtedness owing by a Subsidiary, (ii) any European Borrower of Indebtedness owing by a Foreign Subsidiary so long as the aggregate principal amount of Indebtedness being guaranteed and subject to this clause (ii) does not exceed $25,000,000 at any time, or (iii) to the extent not governed by clauses (i) or (ii), a Subsidiary of Indebtedness owing by the Company or any other Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01 and (B) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness of any Foreign Subsidiary shall be subject to Section 6.04;

(e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided, that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate principal amount of $225,000,000 at any time outstanding;

(g) Indebtedness of the Company or any of its Subsidiaries incurred pursuant to Vendor Trade Programs;

(h) Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.09;

(i) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition or other investment permitted under Section 6.04 which was not incurred in contemplation of such Permitted Acquisition or other investment, so long as, determined on a pro forma basis prior to such Permitted Acquisition or other Investment, the addition of such Indebtedness to the consolidated Indebtedness of the Company and its Subsidiaries does not cause an Event of Default under Section 6.10 or any other term or provision of this Agreement;

(j) Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification related to sales or goods or adjustment of purchase price or similar obligations in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Company;

(k) Indebtedness of the Company or any of its Subsidiaries in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, judgment, appeal and surety bonds and other obligations of a similar nature, in each case in the ordinary course of business;

(l) Indebtedness representing deferred compensation to employees of the Company or any of its Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent payments in respect of Permitted Acquisitions or other investments permitted by Section 6.04;

(n) Indebtedness of the Company or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(o) Indebtedness in respect of Swap Agreements not prohibited hereunder;

(p) Indebtedness of any Loan Party incurred pursuant to Contract Payment Sales; provided, that the aggregate amount of all Contract Payment Sale Indebtedness of the Loan Parties shall not exceed $50,000,000 at any time;

(q) Indebtedness owing by Foreign Subsidiaries to non-Affiliates, so long as the aggregate principal amount thereof at no time exceeds $10,000,000, together with (but without duplication of) all Guarantees thereof by the Company or any Subsidiary thereof;

(r) Indebtedness arising in favor of depositary institutions in respect of currency fluctuations or overdrafts under any Cash Pooling Arrangement, so long as the aggregate principal amount thereof at no time exceeds $10,000,000;

(s) Indebtedness outstanding under the Floorplan Credit Agreement, so long as the aggregate principal amount thereof at no time exceeds $250,000,000;

(t) other unsecured Indebtedness of the Company or any Subsidiary Guarantor not governed by clauses (a) through (s) of this Section 6.01 so long as (i) the aggregate principal amount thereof at no time exceeds $150,000,000, (ii) the Company shall be in compliance with the financial covenants set forth in Section 6.10, determined on a pro forma basis after giving effect to such incurrence and the application of proceeds thereof, recomputed as of the last day for the most recently ended fiscal quarter of the Company for which financial statements are available and (iii) such Indebtedness will not mature prior to the date that is 180 days after the Maturity Date; and

(u) other Indebtedness not governed by clauses (a) through (t) of this Section 6.01 so long as the aggregate principal amount thereof at no time exceeds $10,000,000.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) except as otherwise permitted hereunder, such Lien shall secure only those obligations which it secures on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under clauses (b), (c) or (d) above; provided, that (i) such Indebtedness is not secured by any additional assets and (ii) except as otherwise permitted hereunder, the amount of such Indebtedness secured by any such Lien is not increased (other than by the amount of any fees, premiums or expenses incurred in the extensions, renewals, refinancings and replacements thereof);

(f) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.09;

(g) Liens in connection with or to secure Indebtedness permitted under Section 6.01 that arise under Permitted Receivables Facilities or Vendor Trade Programs so long as the parties to each such Permitted Receivables Facility or Vendor Trade Program are bound by, and such Liens are subject to, the Intercreditor Agreement;

(h) Liens that are contractual rights of set-off;

(i) licenses, sublicenses, leases or subleases granted to or from others that do not interfere in any material respect with the business of the Company or any Subsidiary;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(k) Liens on Contract Payments (and related equipment, as applicable) and related proceeds arising in favor of a Contract Payment Purchaser in connection with a Contract Payment Sale;

(l) Liens securing Indebtedness permitted under Section 6.01(q);

(m) Liens on deposit accounts subject to Cash Pooling Arrangements securing Indebtedness permitted under Section 6.01(r);

(n) Liens securing obligations outstanding under the Floorplan Credit Agreement so long as (i) the aggregate principal amount of such obligations at no time exceeds $250,000,000, (ii) such Liens do not extend to (A) any asset of the Company or any Domestic Subsidiary that is not subject to Lien in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, or (B) any Equity Interest in, or any asset of, any Foreign Subsidiary and (iii) the parties to the Floorplan Credit Agreement are bound by, and such Liens are subject to, the Intercreditor Agreement and the Floorplan Intercreditor Agreement;

(o) other Liens securing obligations in an aggregate principal amount at any time not to exceed $10,000,000; and

(p) assignments or sales of any accounts receivable permitted under Section 6.03(e), (f), (k) or (m).

SECTION 6.03. Fundamental Changes . The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a) the Company and its Subsidiaries may purchase and sell inventory in the ordinary course of business;

(b) the Company and its Subsidiaries may sell, transfer or otherwise dispose of excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business;

(c) the Company and its Subsidiaries may enter into and consummate Permitted Acquisitions;

(d) (i) any Person may merge into the Company in a transaction where the Company is the survivor thereof, (ii) any Person (other than the Company) may merge into a Subsidiary Guarantor where such Subsidiary Guarantor is the survivor thereof, (iii) any Person (other than the Company or a Subsidiary Guarantor) may merge into any European Borrower where such European Borrower is the survivor thereof, (iv) any Person (other than a Loan Party) may merge into any other Foreign Subsidiary and (v) any Immaterial Subsidiary may merge into any other Immaterial Subsidiary; provided, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;

(e) (i) the Company may sell or transfer assets to any Subsidiary Guarantor, (ii) any Subsidiary may sell or transfer assets to the Company or any Subsidiary Guarantor, (iii) any European Borrower may sell or transfer assets to any Foreign Subsidiary so long as the aggregate consideration for all such sales and transfers governed by this clause (iii) does not exceed $10,000,000 at any time, and (iv) to the extent not governed by clauses (i) through (iii) above, any Foreign Subsidiary or Immaterial Subsidiary may sell or transfer assets to the Company or any other Subsidiary;

(f) the Company or any Subsidiary may (i) sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate principal amount of $225,000,000) and (ii) sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary that is not a Borrower may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(h) the Company or any Subsidiary may (i) sell Permitted Investments in the ordinary course of business, (ii) license intellectual property in the ordinary course of business and (iii) dispose of or abandon intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole;

(i) any sale of assets pursuant to a Sale and Leaseback Transaction permitted by Section 6.09;

(j) any lease or sub-lease of property in the ordinary course of business that would not materially interfere with the required use of such property by the Company or its Subsidiaries;

(k) any sale or assignment of Contract Payments (and related leased equipment and related receivables and proceeds, as applicable) and any lease of such related equipment pursuant to a Contract Payment Sale;

(l) any Subsidiary (other than a European Borrower) may enter into and consummate any merger, dissolution, liquidation or consolidation, the purpose of which is to effect an asset sale or other disposition otherwise permitted under this Section 6.03; and

(m) the Company or any Subsidiary may engage in a sale, lease, transfer or other disposition of any assets not described above so long as such assets, when taken together with all other assets sold, leased, transferred or otherwise disposed of pursuant to this clause (m) in any fiscal year, does not constitute a Substantial Portion of the assets of the Company and its Subsidiaries.

In addition to the foregoing, the Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business if as a result thereof the general nature of the business of the Company and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business of the Company and its Subsidiaries on the Effective Date.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Acquisitions; provided, that the Company shall comply with Section 5.09 following any such Permitted Acquisition;

(b) Permitted Investments;

(c) existing investments in Subsidiaries and other investments in existence on the date hereof and described in Schedule 6.04;

(d) investments made by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that the aggregate amount of such investments by the Company and Subsidiary Guarantors in Foreign Subsidiaries (together with outstanding intercompany loans permitted under the first proviso to paragraph (e) below and outstanding Guarantees permitted under the first proviso to paragraph (f) below) shall not exceed $100,000,000 at any time outstanding; provided, further, that investments made by the European Borrowers in Equity Interests in their respective Foreign Subsidiaries shall not exceed $25,000,000 at any time outstanding;

(e) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that the amount of such loans and advances made by the Company and Subsidiary Guarantors to Foreign Subsidiaries (together with outstanding investments permitted under the first proviso to paragraph (d) above and outstanding Guarantees permitted under the first proviso to paragraph (f) below) shall not exceed $100,000,000 at any time outstanding; provided, further, that loans made by the European Borrowers to Foreign Subsidiaries shall be limited by Section 6.01; and no such loan or advance shall contravene the provisions of Section 151 of the English Companies Act 1985;

(f) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Foreign Subsidiaries (excluding the Obligations) that is Guaranteed by the Company or any Subsidiary Guarantor (together with outstanding investments permitted under the first proviso to paragraph (d) above and outstanding intercompany loans permitted under the first proviso to paragraph (e) above) shall not exceed $100,000,000 at any time outstanding; provided, further, that guarantees made by the European Borrowers in respect of Foreign Subsidiaries and shall be limited by Section 6.01;

(g) Guarantees by the Company or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Subsidiary in the ordinary course of business;

(h) extensions of trade credit in the ordinary course of business;

(i) Investments of the Company or any Subsidiary under Swap Agreements permitted hereunder;

(j) loans and advances to employees, officers and directors of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate amount (for the Company and all Subsidiaries) not to exceed $2,500,000 at any one time outstanding;

(k) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business not to exceed $2,500,000 at any one time outstanding; and

(m) other investments (whether in capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), loans or advances, Guarantees or other investments and interests) not exceeding $25,000,000 at any time outstanding (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount invested).

SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) (i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (ii) a Subsidiary may make distributions to allow for the payment of any Federal, state, local, or foreign Taxes (including UK Tax) that are due and payable by any group of corporations that includes the Subsidiary and with which the Subsidiary joins in filing any consolidated, combined, unitary, or similar tax returns, determined as if the Subsidiary filed such tax returns separately as the parent of an affiliated (or similar) group that included the Subsidiary and its subsidiaries, (c) so long as no Default exists at the time thereof, the Company may redeem, repurchase, acquire or retire (i) any of its outstanding Equity Interests during the term of this Agreement so long as the Total Leverage Ratio is less than the 2.00 to 1.00 (determined on a pro forma basis after giving effect to the applicable redemption, repurchase, acquisition or retirement, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available) and (ii) to the extent the Company is unable to satisfy the Total Leverage Ratio requirement set forth in the foregoing clause (i), any of its outstanding Equity Interests during the term of this Agreement in an aggregate amount not to exceed $50,000,000 (with the understanding that this $50,000,000 basket is separate from the basket provided in the foregoing clause (i) and only available when the clause (i) basket is unavailable), and (d) the Company may declare and pay distributions and dividends on its Equity Interests; provided, that, with respect to the foregoing clause (d), (1) no Default shall exist before or after giving effect to such distributions and dividends or be created as a result thereof and (2) each cash dividend declared by the Company shall be made within 90 days of the declaration thereof.

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any transaction or series of transactions involving consideration or payments not exceeding $5,000,000 between the Company and any of its wholly-owned Subsidiaries or between any of the Company’s wholly-owned Subsidiaries and any other such wholly-owned Subsidiary not involving any other Affiliate, (c) transactions between or among the Company and the Subsidiary Guarantors not involving any other Affiliate, (d) transactions between or among the Foreign Subsidiaries not involving any other Affiliate, (e) reasonable and customary fees paid to members of the boards of directors or other governing body of the Company and its Subsidiaries, (f) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership or other employee benefit plans or programs approved by the board of directors of the Company (including an authorized committee thereof), (g) the grant of stock options, restricted stock, other stock-based awards or similar rights to officers, employees, consultants and directors of the Company pursuant to plans approved by the board of directors of the Company (including an authorized committee thereof) and the payment of amounts or the issuance of securities pursuant thereto; and (h) any transaction expressly permitted under this Article VI.

SECTION 6.08. Restrictive Agreements; Receivables Entities. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other assets that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or Vendor Trade Programs or to customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vii) the foregoing shall not apply to restrictions and conditions imposed by the Floorplan Loan Documents, (viii) the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Company or any Subsidiary of such Person after the date hereof, provided that such agreements exist at the time such Person becomes a Subsidiary or such agreements are assumed and in each case are not created in contemplation of or in connection with such Person becoming a Subsidiary or the agreements being assumed and (ix) the foregoing shall not apply to restrictions or conditions imposed by an agreement evidencing Indebtedness permitted under this Agreement so long as such restrictions and conditions permit the financings evidenced by the Loan Documents (including all grants of Collateral in connection herewith and all payments of principal, interest, fees, costs and expenses required hereby), and so long as such restrictions and conditions, taken as a whole, are not more restrictive or limiting than those set forth in the Loan Documents (with the understanding that customary covenants in public debt or Rule 144A offerings shall not be deemed to be more restrictive). No Receivables Entity shall be bound by any provision of this Article VI so long as it constitutes a Receivables Entity and is subject to a Permitted Receivables Facility.

SECTION 6.09. Sale and Leaseback Transactions. The Company will not, and will not will permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) those properties listed in Schedule 6.09, (ii) those assets approved by the Administrative Agent in its reasonable discretion, and (iii) any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided, however, that the aggregate amount of Attributable Debt resulting from such transactions under this clause (iii) shall not exceed $50,000,000 at any time.

SECTION 6.10. Financial Covenants.

(a) Maximum Total Leverage Ratio. The Company will not permit the Total Leverage Ratio, as of the last day of each of its fiscal quarters, to exceed 2.75 to 1.00.

(b) Minimum Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, as of the last day of each of its fiscal quarters, to be less than 1.25 to 1.00.

(c) Minimum Asset Coverage Ratio. The Company will not permit the Asset Coverage Ratio, as of the last day of each of its fiscal quarters, to be less than 1.75 to 1.00.

SECTION 6.11. Floorplan Loan Documents. The Company shall cause (i) the Floorplan Collateral (as defined in the Floorplan Intercreditor Agreement) to be identical in scope to the Collateral (other than with respect to Foreign Assets) and (ii) the obligors on the Floorplan Obligations (as defined in the Floorplan Intercreditor Agreement) to be identical in scope to the obligors on the Secured Obligations (other than with respect to Foreign Subsidiaries). The Company shall provide the Administrative Agent with a copy of any new material Floorplan Loan Document or any amendment, waiver, consent, or other modification to or under any material Floorplan Loan Document no later than five (5) Business Days after its effectiveness.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) (i) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) the Company shall fail to pay any reimbursement obligation in respect of any LC Disbursement within three Business Days after the date the same shall become due and payable;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02(a), 5.03 (with respect to any Borrower’s existence), 5.08, 5.09 or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period with respect thereto, if any, set forth in the agreement evidencing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, provided, further, that this clause (g) shall not apply to any voluntary termination of the Floorplan Credit Agreement pursuant to Section 3.2.1 thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 90 days or an order or decree approving or ordering any of the foregoing shall be entered or, with respect to the Dutch Borrower, such proceeding can no longer be dismissed (in kracht van gewijsde);

(i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by a valid and binding policy of insurance in favor of the Company or the applicable Subsidiary with respect to which the related insurer has been notified of a claim for payment and has not disputed such claim) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $15,000,000;

(m) a Change in Control shall occur;

(n) any Loan Document shall fail to remain in full force or effect against the Company or any Subsidiary or any action shall be taken or shall be failed to be taken by the Company or any Subsidiary to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document or any Lien in favor of the Administrative Agent under the Loan Documents (with respect to Collateral having an aggregate book value in excess of $5,000,000), or such Lien (with respect to Collateral having an aggregate book value in excess of $5,000,000) shall not have the priority contemplated by the Loan Documents, in each case except (i) as a result of the sale, transfer or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) any action taken by the Administrative Agent to release any such security interest in compliance with the provisions of this Agreement or any other Loan Document, or (iii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates or other instruments delivered to it under a Loan Document; or

(o) any of the Borrowers or the Subsidiaries shall have been notified that any of them has, in relation to a Foreign Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or otherwise is liable to pay any other amount in respect of Foreign Pension Plans, in each case, that would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to a Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

In connection with the enforcement by the Administrative Agent of any remedies available to it as a result of any Event of Default that would require the approval of the FCC, a PUC or any Governmental Authority, and subject to the terms and conditions set forth herein, the Company agrees that it shall (and shall cause each Subsidiary to) join and cooperate fully with, at the request of the Administrative Agent, any receiver referred to below and/or the successful bidder or bidders at any foreclosure sale in a filing of an application (and furnishing any additional information that may be required in connection with such application or which the Administrative Agent may believe relevant to such application) with the FCC, any PUC and all other applicable Governmental Authorities, requesting their prior approval of (i) the operation or abandonment of all or the portion of any System or Telecommunications Equipment and/or (ii) the transfer of control of the Company or any Subsidiary or assignment of all licenses, certificates, Governmental Approvals, approvals and permits, issued to the Company or any Subsidiary by the FCC, any PUC or any such Governmental Authorities with respect to any System or Telecommunications Equipment and the operation thereof, to the Administrative Agent, the receiver or to the successful bidder or bidders. In connection with the foregoing, the Company shall and shall cause each Subsidiary to take such further actions, and execute all such instruments, as the Administrative Agent reasonably deems necessary or desirable.

If the Company fails to reasonably cooperate with the Administrative Agent in its enforcement of any remedies that would require the approval of the FCC, a PUC, or any Governmental Authority, and subject to the terms and conditions set forth herein, (i) the Company agrees, for itself and on behalf of the Subsidiaries, that the Administrative Agent may enforce any obligation of the Company or any such Subsidiary as set forth in this section by an action for specific performance; and (ii) the Company, subject to the rules and regulations of the FCC, a PUC, or any Governmental Authority, hereby irrevocably constitutes and appoints (for itself and the Subsidiaries) the Administrative Agent and any agent or officer thereof (which appointment is coupled with an interest) as its true and lawful attorney-in-fact with full irrevocable power and authority and in the place and stead of the Company (or the applicable Subsidiary) and in the name of the Company (or the applicable Subsidiary) or in its own name, after the occurrence and during the continuance of an Event of Default and in connection with the foregoing, for the purpose of executing on behalf and in the name of the Company (or the applicable Subsidiary) any and all of the above-referenced instruments and to take any and all appropriate action in furtherance of the foregoing. The exercise of any rights or remedies hereunder or under any other Loan Document by the Administrative Agent or any other Person acting on its behalf that may require FCC, any PUC or any other Governmental Authority approval, shall be subject to obtaining such approval and shall at all times be consistent in all material respects with the rules and regulations of the FCC, any PUC, or any Governmental Authority. Pending the receipt of any FCC, any PUC or any Governmental Authority approval, neither the Company nor any Subsidiary shall do anything to delay, hinder, interfere or obstruct the exercise of the Administrative Agent’s rights or remedies hereunder in obtaining such approvals. Notwithstanding anything to the contrary in this Agreement, neither the Administrative Agent nor any other Person acting on its behalf shall take any action which would reasonably be expected to cause the revocation, suspension or material adverse modification of any of the regulatory licenses, permits, or franchises of the Company or the Subsidiaries.

In connection with the exercise of its remedies under this Agreement that require the approval of the FCC, a PUC, or any Governmental Authority, the Administrative Agent may, upon the occurrence of an Event of Default, obtain the appointment of a receiver or trustee to assume upon receipt of all necessary judicial, FCC, any PUC or other Governmental Authority consents or approvals, control of or ownership of any of the Governmental Approvals. Such receiver or trustee shall have all rights and powers provided to it by law or by court order or provided to the Administrative Agent under this Agreement. Upon the appointment of such trustee or receiver, the Company agrees for itself and the Subsidiaries to cooperate, to the extent necessary or appropriate, in the expeditious preparation, execution and filing of an application to the FCC, any PUC or any other Governmental Authority or for consent to the transfer or control or assignment of the Company’s or any Subsidiary’s Governmental Approvals to the receiver or trustee.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the perfection or priority of any Lien securing the Obligations.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into the Collateral Documents and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent on behalf of the Lenders. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to permit the release of any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 11.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Documents; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of collateral pursuant hereto.

The Company may request that the Administrative Agent release its security interest in Receivables originated by any Subsidiary merging into a Receivables Seller. If the Company delivers a written certification to the Administrative Agent certifying that (i) no Event of Default is then outstanding, (ii) the applicable Subsidiary (or its successor) has merged (or substantially concurrently therewith is merging) with a Receivables Seller, with a Receivables Seller being the survivor thereof, and (iii) such Receivables, once released from the Administrative Agent’s security interest, will qualify as eligible receivables (subject to the requirements and conditions for qualification contained in the applicable Permitted Receivables Facility Documents) under a Permitted Receivables Facility, then the Administrative Agent shall promptly after its receipt of such written certification release its security interest in such Receivables. Prior to giving effect to any such release, the Administrative Agent shall be entitled to receive copies of the documentation evidencing any such merger (including documentation certified by the applicable secretary of state or comparable Governmental Authority). No such release shall occur if an Event of Default is then outstanding.

Each Lender hereby authorizes the Administrative Agent on the Effective Date to enter into the Floorplan Intercreditor Agreement and to take all actions with respect to such agreement as contemplated hereunder or thereunder.

The Dutch Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount payable by it and the UK Borrower from time to time in respect of their Secured Obligations. This payment undertaking of the Dutch Borrower to the Administrative Agent is hereinafter to be referred to as the “Dutch Parallel Debt”.

The Dutch Parallel Debt will be payable in the currency or currencies of the corresponding Secured Obligations.

Any obligation under the Dutch Parallel Debt shall become due and payable (opeisbaar) as and when and to the extent one or more of the corresponding Secured Obligations become due and payable. The parties hereto agree that a Default in respect of the Secured Obligations entered into by the Dutch Borrower or the UK Borrower shall constitute a default (verzuim) within the meaning of Article 3:248 Dutch Civil Code with respect to the Dutch Parallel Debt as well without any notice being required therefor.

Each of the parties hereto acknowledges that:

(i) each Dutch Parallel Debt constitutes an undertaking, obligation and liability of the Dutch Borrower to the Administrative Agent which is separate and independent from, and without prejudice to, the Secured Obligations; and

(ii) each Dutch Parallel Debt represents the Administrative Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Dutch Parallel Debt from the Dutch Borrower, it being understood that the amount which may become payable by the Dutch Borrower, respectively, as the Dutch Parallel Debt shall never exceed the total of the amounts which are payable by it and the UK Borrower under the Secured Obligations.

For the avoidance of doubt, the Dutch Borrower, the UK Borrower and the Administrative Agent confirm that the claims of the Administrative Agent against the Dutch Borrower in respect of the Dutch Parallel Debt and the claims of any one or more of the Holders of Secured Obligations against the Dutch Borrower and the UK Borrower in respect of the Secured Obligations payable by the Dutch Borrower and the UK Borrower to such Holders of Secured Obligations do not constitute common property (gemeenschap) within the meaning of article 3:166 Dutch Civil Code and that the provisions relating to common property shall not apply. If, however, it shall be held that such claim of the Administrative Agent and such claims of any one or more of the Holders of Secured Obligations do constitute common property and the provisions relating to common property do apply, the parties agree that the applicable provisions of the Credit Agreement and the Intercreditor Agreement shall constitute the administration agreement (beheersregeling) within the meaning of article 3:168 Dutch Civil Code.

To the extent the Administrative Agent irrevocably (onaantastbaar) receives any amount in payment of any Dutch Parallel Debt, the Administrative Agent shall distribute such amount among the Holders of Secured Obligations that are creditors of the corresponding Secured Obligations in accordance with the applicable provisions of the Credit Agreement and the Intercreditor Agreement. The Dutch Borrower, the UK Borrower and the Administrative Agent agree that upon irrevocable receipt by the Administrative Agent of any amount in payment of the Dutch Parallel Debt (a “Received Amount”), the corresponding Secured Obligations shall be reduced by amounts totalling an amount equal to the Received Amount (a “Deductible Amount”) in the manner as if the Deductible Amount were received as payment of the relevant Secured Obligations on the date of receipt by the Administrative Agent of the Received Amount.

The parties hereto acknowledge and agree that, for purposes of a Dutch pledge, any resignation by the Administrative Agent is not effective until its rights under the Dutch Parallel Debt are assigned to the successor Administrative Agent.

No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, “Documentation Agent” or a “Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, “Documentation Agent” or a “Lead Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth above, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

With respect to any Collateral Documents governed by the laws of France, each Lender, the Issuing Bank and each Swingline Lender hereby appoint, pursuant to the provisions of Article 2328-1 of the French Civil Code, the Administrative Agent to take, register, administer and enforce any security interest which is expressed to be governed by the laws of France for the account of the Lenders, the Issuing Bank and the Swingline Lenders and the Lenders, the Issuing Bank and the Swingline Lenders further confirm that their Affiliates accept such appointment by separate deed.

For the purposes of taking and ensuring continuing validity of any Collateral Documents governed by the laws of Germany, the Company agrees to enter into or, as the case may be, to confirm a separate German-law governed parallel debt undertaking. The Administrative Agent shall administer and hold as fiduciary agent (Treuhänder) such parallel debt undertaking and any security interest which is expressed to be governed by the laws of Germany, in each case in its own name and for the account of the Administrative Agent, the Lenders, the Issuing Bank and each Swingline Lender. With respect to any Collateral Documents governed by the laws of Germany, each Lender, the Issuing Bank and each Swingline Lender hereby authorizes in its own name and on its own behalf the Administrative Agent to take, register, administer and enforce any security interest and to agree to execute and release the Collateral Documents governed by the laws of Germany and to amend, supplement, and otherwise modify any such document (including the execution of any lower ranking pledge document). The Administrative Agent is released from the restrictions under §181 of the German Civil Code or comparable provisions of foreign law and has the right to delegate this power of attorney.

ARTICLE IX

Collection Allocation Mechanism

SECTION 9.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII and (ii) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph).

(c) In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by the Issuing Bank that is not reimbursed by the applicable Borrower, then (a) each Lender shall, in accordance with Section 2.05(d), promptly purchase from the Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s Tranche Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Lenders and their successors and assigns in respect of the Designated Obligations held by such Persons and shall be conclusive absent manifest error.

Nothing in this Article shall prohibit the assignment by any Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided, that in connection with any such assignment such Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph.

ARTICLE X

Guarantee

SECTION 10.01. Company Guaranty. In order to induce the Lenders to extend credit to the European Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such European Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company under this Section 10.01 shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act (other than payment of the Obligations), omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement under this Section 10.01 constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.

The obligations of the Company under this Section 10.01 shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations under this Section 10.01 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any European Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, disadvantageous to the Administrative Agent or such Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any European Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such European Borrower to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of the Company under this Section 10.01 except the full performance and payment of the Obligations.

SECTION 10.02. European Borrowers’ Guaranty. In order to induce the Lenders to extend credit to the European Borrowers hereunder, each European Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of each other European Borrower. Each European Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee under this Section 10.02 notwithstanding any such extension or renewal of any such Obligation.

Each European Borrower waives presentment to, demand of payment from and protest to any European Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each European Borrower under this Section 10.02 shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any European Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act (other than payment of the Obligations), omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such European Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such European Borrower to subrogation.

Each European Borrower further agrees that its agreement under this Section 10.02 constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any European Borrower or any other Person.

The obligations of each European Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

Each European Borrower further agrees that its obligations under this Section 10.02 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any European Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any European Borrower by virtue hereof, upon the failure of any other European Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each European Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent or the any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each European Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, disadvantageous to the Administrative Agent or such Lender in any material respect, then, at the election of the Administrative Agent, each European Borrower shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by each European Borrower of any sums as provided above, all rights of such European Borrower against any other European Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such European Borrower to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of any European Borrower hereunder except the full performance and payment of the Obligations.

Each European Borrower irrevocably and unconditionally and jointly and severally agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any European Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Section 10.02 on the date when it would have been due (but so that the amount payable by such European Borrower under this indemnity will not exceed the amount it would have had to pay under this Section 10.02 if the amount claimed had been recoverable on the basis of a guaranty).

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to:

c/o Insight Enterprises, Inc.

6820 South Harl Avenue

Tempe, Arizona 85283

Attn: Glynis Bryan

Phone: (480) 333-3390

Fax: (480) 760-8894

With a copy to:

6820 South Harl Avenue

Tempe, Arizona 85283

Attn: General Counsel

Phone: (480) 333-3049

Fax: (480) 760-8506

(ii) if to the Administrative Agent,

(A) except as set forth in clause (B) below, to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 19

Mail Code: IL1-0010

Chicago, IL 60603-2003

Attn: Nanette Wilson

Phone: (312) 385-7084

Fax: (888) 292-9533

(B)	in the case of notices pursuant to Article II with respect to Borrowings denominated in Alternative Currencies, to:

J.P. Morgan Europe Limited,

125 London Wall,

London EC2Y 5AJ,

Attn: The Manager, Loan & Agency Services

Fax: +44-207-777-2360

(with a copy to the address specified clause (A) above);

(iii) if to JPMorgan Chase Bank, National Bank, as the Issuing Bank, to:

JPMorgan Chase Bank, N.A.

Commercial Banking

201 N. Central Avenue, Floor 21

Mail Code: AZ1-1178

Phoenix, AZ 85004

Attn: Stacy Slaton

Phone: (312) 732-2548

Fax: (312) 385-7107

(iv) if to any other Person as an Issuing Bank, at the address specified by such Person to the Company and the Administrative Agent upon such Person becoming an Issuing Bank hereunder;

(v) if to the US Tranche Swingline Lender, to:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

Mail Code: IL 1-0010

10 S. Dearborn St., 19th Floor

Chicago, IL 60603

Attn: Nanette Wilson

Phone: (312) 385-7084

Fax: (888) 292-9533

(vi) if to the European Tranche Swingline Lender, to:

J.P. Morgan Europe Limited,

125 London Wall,

London EC2Y 5AJ,

Attn: The Manager, Loan & Agency Services

Fax: +44-207-777-2360)

(in each case with a copy to the Administrative Agent as provided in clause (ii)(A) above); and

(vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Issuing Bank, the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent or the applicable Lender, as the case may be. The Administrative Agent, the Issuing Bank or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) postpone the date of any scheduled payment (if any) of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv) change Section 2.05(c) or otherwise amend this Agreement in any manner that would permit Letters of Credit having an expiration date later than that specified in Section 2.05(c) without the written consent of each US Tranche Lender,

(v) change Section 2.20(b) or (c) or any other provision providing for the pro rata nature of disbursements by or payments to Lenders, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that neither any increase (or any amendment effecting any increase) in the total US Tranche Revolving Commitments or European Tranche Commitments pursuant to Section 2.09 nor any agreement (or any amendment effecting any agreement) of any Lender to extend the maturity of its Commitments or Loans hereunder beyond the Maturity Date shall be deemed to alter such pro rata sharing of payments),

(vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,

(vii) release the Company or all or substantially all of the Subsidiary Guarantors from, its or their obligations under Article X or the Subsidiary Guarantee Agreement without the written consent of each Lender,

(viii) unless otherwise permitted hereunder, release all or substantially all of the Collateral without the written consent of each Lender,

(ix) change any provisions of Article IX without the written consent of each Lender,

(x) (A) add any additional Subsidiary of the Company as a Borrower under any Tranche without the written consent of each Lender under the applicable Tranche or (B) amend the definition of “Alternative Currency” without the consent of each European Tranche Lender; or

(xi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the European Tranche Lenders) or the European Tranche Lenders (but not the US Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments in any Tranche pursuant to Section 2.09 may be entered into by the Company and any other relevant Borrower, the Administrative Agent, any Lender that has agreed to increase its Commitment in the relevant Tranche and any Person that has agreed to become a Lender hereunder and to have a Commitment in the relevant Tranche.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall, release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, the expiration or termination of all Letters of Credit and payment and satisfaction in full in cash of all Secured Obligations (other than Secured Obligations in respect of Swap Agreements and Banking Services Obligations not then due and contingent indemnification obligations not then due), (ii) constituting property being sold, transferred or otherwise disposed of if the Company certifies to the Administrative Agent that such sale, transfer or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event shall the Company be required to reimburse the Lenders for more than one counsel to the Administrative Agent (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless, only with respect to clause (iii) hereof, a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided, however, that in no event shall the Company be required to indemnify such Indemnitees for more than one counsel to the Administrative Agent (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it would create actual or potential conflict of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this paragraph (c) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any Loan Party or Subsidiary, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand (accompanied by reasonable back-up documentation) therefor.

SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and

(B) the Administrative Agent and, in the case of any assignment in respect of the US Tranche, each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the US Dollar Equivalent of $5,000,000 in respect of Commitments or Loans under any Tranche, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it is not already a Lender under the applicable Tranche, hereby represents and warrants for the benefit of the Borrowers, the Administrative Agent and the Lenders that, as of the date of such assignment, it will comply with Section 2.17(e) and (f) and, as applicable, Section 2.18, with respect to withholding tax on payments by the Borrowers;

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(F) each Foreign Lender shall deliver to each Borrower that is a resident for tax purposes in the United States of America and the Administrative Agent a complete Form W-8BEN (or other applicable Form W-8) prior to the effectiveness of the applicable assignment (with the understanding that such assignment shall not be effective unless such form is delivered or such condition is otherwise waived by such Borrower and the Administrative Agent); and

(G) except in the case of an assignment to a Lender that has already extended a Loan to the Dutch Borrower, the amount of any assignment with respect to a Loan to the Dutch Borrower shall be at least EUR 100,000 or its equivalent in foreign currency.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18, 2.19 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.20(d) or 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17, 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 or 2.18 unless the Company is notified of the participation sold to such Participant and such Participant undertakes, for the benefit of the Borrowers, to comply with Section 2.17(e) and (f) and, as applicable, Section 2.18, as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or a Federal Home Loan Bank, and this Section shall not apply to any such pledge or assignment of a security interest with the exception of Section 11.04(b)(ii)(G); provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything in this Section 11.04 to the contrary, no Participant shall obtain any rights to enforce any provision of this Agreement against the Company or any European Borrower unless and until the Participant furnishes the Company identifying information reasonably satisfactory to the Company and agrees to be identified in the Register with respect to its participation in the same manner as Loans and Commitments are maintained in the Register hereunder.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18, 2.19 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto as of the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image (e.g., “PDF” or “TIF” via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Secured Obligations of such Borrower now or hereafter existing and held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01, and each of the Borrowers hereby appoints the Company as its agent for service of process. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (in which case the Administrative Agent, the Issuing Bank or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, the Issuing Bank or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.13. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.14. USA Patriot Act; European “Know Your Customer” Checks.

(a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

(b) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents.

SECTION 11.15. English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, at the request of the Administrative Agent or any Lender, the Company shall deliver to the Administrative Agent (for distribution to the Lenders) an English translation of such financial statements.

SECTION 11.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the applicable Uniform Commercial Code or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 11.17. Borrower Limitations. Each Borrower shall be liable for its Obligations (including, without limitation, Loans extended to it). The Company shall be liable for each European Borrower’s Obligations as set forth in Section 10.01. Each European Borrower shall be liable for each other European Borrower’s Obligations as set forth in Section 10.02, but shall in no event be liable for any of the Company’s Obligations. Each Subsidiary Guarantor shall guaranty the repayment of all Obligations, irrespective of the Borrower that incurs such Obligations.

ARTICLE XII

No Novation; References to this Agreement in Loan Documents

SECTION 12.01. No Novation. It is the express intent of the parties hereto that this Agreement (i) shall re-evidence the Borrowers’ indebtedness under the Existing Credit Agreement, (ii) is entered into in substitution for, and not in payment of, the obligations of the Borrowers under the Existing Credit Agreement, and (iii) is in no way intended to constitute a novation of any of the Borrowers’ indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents. All Loans made and Secured Obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue, after giving effect to the reallocations described in clause (c) below, as Loans and Secured Obligations under (and shall be governed by the terms of) this Agreement. Without limiting the foregoing, upon the effectiveness hereof: (a) pursuant to Section 2.05(a), the Existing Letters of Credit shall constitute Letters of Credit deemed to have been issued under this Agreement, (b) all Secured Obligations in respect of Swap Agreements with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Secured Obligations under this Agreement and the other Loan Documents and (c) the Administrative Agent shall make such reallocations of each Lender’s “Exposure” under the Existing Credit Agreement as necessary in order that such Lender’s Exposure hereunder reflects such Lender’s pro rata share of the aggregate US Tranche Revolving Exposures hereunder (based on its US Tranche Revolving Commitment) and such Lender’s pro rata share of the aggregate European Tranche Exposures hereunder (based on its European Tranche Commitment).

SECTION 12.02. References to This Agreement In Loan Documents. Upon the effectiveness of this Agreement, on and after the date hereof, each reference in any other Loan Document to the Existing Credit Agreement (including any reference therein to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring thereto) shall mean and be a reference to this Agreement.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INSIGHT ENTERPRISES, INC.,
as the Company

By:	/s/ Helen K. Johnson
Name:	Helen K. Johnson
Title:	Treasurer

INSIGHT DIRECT (UK) LTD., as the UK Borrower

By:	/s/ Stuart Fenton
Name:	Stuart Fenton
Title:	President

INSIGHT ENTERPRISES B.V., as the Dutch Borrower

By:	/s/ Jet Golia
Name:	Jet Golia
Title:	Director

Signature Page to

Third Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender, as the Swingline Lenders, as the Issuing Bank and as Administrative Agent

By:	/s/ Gregory T. Martin
Name:	Gregory T. Martin
Title:	Vice President

Signature Page to

Third Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A., as a Lender and as the Syndication Agent

By:	/s/ Ivan Ferraz
Name:	Ivan Ferraz
Title:	Vice President

Signature Page to

Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Matthew Freeman

Name:	Matthew Freeman
Title:	SVP / Senior Credit Products Officer

Signature Page to

Third Amended and Restated Credit Agreement

BBVA COMPASS, as a Lender

By:	/s/ Nancy Zezza

Name:	Nancy Zezza
Title:	SVP

Signature Page to

Third Amended and Restated Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven T. Brennan

Name:	Steven T. Brennan
Title:	Senior Vice President

Signature Page to

Third Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Berry

Name:	John Berry
Title:	Vice President

Signature Page to

Third Amended and Restated Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jeff Benedix

Name:	Jeff Benedix
Title:	Assistant Vice President

Signature Page to

Third Amended and Restated Credit Agreement

BOKF, NA d/b/a Bank of Arizona, as a Lender

By:	/s/ Christine A. Nowaczyk

Name:	Christine A. Nowaczyk
Title:	Senior Vice President

Signature Page to

Third Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Fatima Arshad

Name:	Fatima Arshad
Title:	Vice President

Signature Page to

Third Amended and Restated Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Christine Howatt

Name:	Christine Howatt
Title:	Authorized Signatory

Signature Page to

Third Amended and Restated Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John Lascody

Name:	John Lascody
Title:	Vice President

Signature Page to

Third Amended and Restated Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Elizabeth Willis

Name:	Elizabeth Willis
Title:	Assistant Vice President

Signature Page to

Third Amended and Restated Credit Agreement

BANK OF THE WEST, as a Lender

By:	/s/ Joshua R. Shade
Name: Joshua R. Shade
Title: VP

Signature Page to

Third Amended and Restated Credit Agreement

NATIONAL BANK OF ARIZONA, as a Lender

By:	/s/ L.J. Willis
Name: L.J. Willis
Title: Assistant Vice President

Signature Page to

Third Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ben Hickes
Name:	Ben Hickes
Title:

Signature Page to

Third Amended and Restated Credit Agreement

SCHEDULE 1.01(A)

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Sterling:

per cent. per annum

(b)	in relation to a Loan in any currency other than Sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c) payable for the relevant Interest Period on the Loan).

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A..

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 1.01(b)

Initial Subsidiary Guarantors

	SUBSIDIARY	JURISDICTION AND TYPE OF ORGANIZATION

1.	Insight Direct Worldwide, Inc.	Arizona corporation

2.	Insight North America, Inc.	Arizona corporation

3.	Insight Canada Holdings, Inc.	Arizona corporation

4.	Insight Public Sector, Inc.	Illinois corporation

5.	Insight Direct USA, Inc.	Illinois corporation

6.	Insight Receivables Holding, LLC	Illinois limited liability company

7.	Insight Technology Solutions, Inc.	Delaware corporation

8.	Calence, LLC	Delaware limited liability company

SCHEDULE 2.01

Lenders and Commitments

Lender	US Tranche Revolving Commitment	European Tranche Commitment	Total Commitment
JPMorgan Chase Bank, N.A.	$41,775,000	$3,225,000	$45,000,000

Wells Fargo Bank, National Association	$41,775,000	$3,225,000	$45,000,000

Bank of America, N.A.	$26,000,000	$2,000,000	$28,000,000

BBVA Compass	$26,000,000	$2,000,000	$28,000,000

HSBC Bank USA, National Association	$26,000,000	$2,000,000	$28,000,000

PNC Bank, National Association	$26,000,000	$2,000,000	$28,000,000

U.S. Bank National Association	$26,000,000	$2,000,000	$28,000,000

Bank of Arizona	$18,575,000	$1,425,000	$20,000,000

Comerica Bank	$18,575,000	$1,425,000	$20,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$18,575,000	$1,425,000	$20,000,000

The Northern Trust Company	$18,575,000	$1,425,000	$20,000,000

Branch Banking and Trust Company	$13,925,000	$1,075,000	$15,000,000

Bank of the West	$9,275,000	$725,000	$10,000,000

National Bank of Arizona	$9,275,000	$725,000	$10,000,000

Barclays Bank PLC	$4,675,000	$325,000	$5,000,000

TOTALS	$325,000,000	$25,000,000	$350,000,000

SCHEDULE 2.05

Existing Letters of Credit

None.

SCHEDULE 3.06

Litigation

None.

SCHEDULE 3.11

Subsidiaries

	SUBSIDIARY	JURISDICTION OF ORGANIZATION	HOLDER OF EQUITY INTERESTS

1.	Insight Direct Worldwide, Inc.	Arizona	100% Insight Enterprises, Inc.

2.	Insight North America, Inc.	Arizona	100% Insight Direct Worldwide, Inc.

3.	Insight Canada Holdings, Inc.	Arizona	100% Insight North America, Inc.

4.	3683371 Canada, Inc.	Canada	100% Insight North America, Inc.

5.	Insight Public Sector, Inc.	Illinois	100% Insight North America, Inc.

6.	Insight Direct USA, Inc.	Illinois	100% Insight North America, Inc.

7.	Insight Direct Canada, Inc.	Canada	100% Insight Canada Holdings, Inc.

8.	Insight Canada Inc.	Ontario, Canada	100% Insight Canada Holdings, Inc.

9.	Insight Receivables Holding, LLC	Illinois	0.17% Insight Enterprises, Inc.; 96.13% Insight Direct USA, Inc.; 3.70% Insight Public Sector, Inc.

10.	Insight Receivables, LLC	Illinois	100% Insight Receivables Holding, LLC

11.	Insight Consulting Services, LLC	Arizona	100% Insight Direct USA, Inc.

12.	Ensynch sro	Czech Republic	100% Insight Software Services, Inc.

13.	Insight Stadium Services, LLC	Arizona	100% Insight Direct USA, Inc.

14.	Calence, LLC	Delaware	100% Insight Direct USA, Inc.

15.	Calence Physical Security Solutions LLC	Arizona	100% Calence, LLC

16.	Insight Holding (Deutschland) GmbH	Germany	100% Insight Enterprises, Inc.

	SUBSIDIARY	JURISDICTION OF ORGANIZATION	HOLDER OF EQUITY INTERESTS
17.	Insight Enterprises UK, Ltd.	United Kingdom	100% Insight Enterprises, Inc.

18.	Insight Deutschland GmbH & KoKG	Germany	99.9% Insight Holding (Deutschland) GmbH; 0.1% Insight Marketing GmbH

19.	Insight Marketing GmbH	Germany	100% Insight Holding (Deutschland) GmbH

20.	Insight Direct (G.B.) Ltd	United Kingdom	100% Insight Enterprises UK, Ltd.

21.	Insight Direct (UK) Ltd.	United Kingdom	100% Insight Enterprises UK, Ltd.

22.	Software Spectrum Ltd	United Kingdom	100% Insight Direct (UK) Ltd.

23.	Pulse Building Ltd	United Kingdom	100% Insight Enterprises UK, Ltd.

24.	Insight UK Acquisitions Ltd.	United Kingdom	100% Insight Enterprises UK, Ltd.

25.	Insight Development Corp. Ltd	United Kingdom	100% Insight Enterprises UK, Ltd.

26.	PC Wholesale Ltd	United Kingdom	100% Insight Enterprises UK, Ltd.

27.	Action Ltd.	United Kingdom	100% Insight UK Acquisitions Ltd.

28.	Action Computer Supplies Ltd.	United Kingdom	100% D.S.I. Data Systems International Limited

29.	Docufile Ltd.	United Kingdom	100% Action Ltd.

30.	D.S.I. Data Systems International Limited	United Kingdom	100% Action Ltd.

31.	Fraser Associates Limited	United Kingdom	100% Action Ltd.

32.	Computers By Post Limited	United Kingdom	100% D.S.I. Data Systems International Limited

33.	Insight Direct Services Limited	United Kingdom	100% Insight Direct (UK) Ltd.

34.	Insight Networking Solutions (UK) Ltd.	United Kingdom	100% Insight Direct (UK) Ltd.

35.	Insight Networking Solutions (UK), Ltd. (f/k/a Minx Ltd.)	United Kingdom	100% Insight Networking Solutions (UK) Ltd.

36.	Eldorado Investments LLC	Delaware	100% Insight Enterprises, Inc.

	SUBSIDIARY	JURISDICTION OF ORGANIZATION	HOLDER OF EQUITY INTERESTS
37.	Insight Technology Solutions, Inc.	Delaware	100% Insight Enterprises, Inc.

38.	Insight Technology Solutions SAS	France	75% Insight Technology Solutions, Inc.; 25% Insight Enterprises Holdings B.V.

39.	Insight Enterprises C.V.	Netherlands	99.9% Insight Technology Solutions, Inc.; 0.10% Insight Direct USA, Inc.

40.	Insight Enterprises Holdings B.V.	Netherlands	100% Insight Technology Solutions, Inc. (legal ownership); 100% Insight Enterprises C.V. (beneficial ownership)

41.	Insight Australia Holdings Pty Ltd	Australia	100% Insight Technology Solutions, Inc.

42.	Insight Enterprises B.V.	Netherlands	100% Insight Enterprises Holdings B.V.

43.	Insight Enterprises Netherlands BV	Netherlands	100% Insight Enterprises Holdings B.V.

44.	Insight Technology Solutions ApS	Denmark	100% Insight Enterprises Holdings B.V.

45.	Insight Technology Solutions Oy	Finland	100% Insight Enterprises Holdings B.V.

46.	Insight Enterprises Australia Pty Limited	Australia	100% Insight Australia Holdings Pty Ltd

47.	Insight Technology Solutions Pte Ltd	Singapore	99.9999% Insight Australia Holdings Pty Ltd; 0.0001% Insight Enterprises Australia Pty Limited

	SUBSIDIARY	JURISDICTION OF ORGANIZATION	HOLDER OF EQUITY INTERESTS
48.	Insight Enterprises (NZ) Limited	New Zealand	99% Insight Australia Holdings Pty Ltd; 1% Insight Enterprises Australia Pty Limited

49.	Insight Enterprises Hong Kong	Hong Kong	100% Insight Australia Holdings Pty Ltd

50.	Insight Enterprises (Shanghai) Software Trading Co. Ltd	China	100% Insight Enterprises Hong Kong

51.	Insight Technology Solutions GmbH	Germany	75% Insight Technology Solutions, Inc.; 25% Insight Enterprises Holdings B.V.

52.	Software Spectrum Services B.V.	Netherlands	100% Insight Technology Solutions, Inc.

53.	Insight Data Technologies Limited (f/k/a Software Spectrum Limited)	Ireland	100% Insight Technology Solutions, Inc.

54.	Insight Technology Solutions GmbH	Austria	100% Insight Technology Solutions, Inc.

55.	Insight Technology Solutions SRL	Italy	99.9% Insight Technology Solutions, Inc.; 0.1% Insight Technology Solutions SAS

56.	Insight Technology Solutions S.L.	Spain	98.5% Insight Technology Solutions, Inc.; 1.5% Insight Technology Solutions SAS

57.	Insight Technology Solutions AG	Switzerland	100% Insight Technology Solutions, Inc.

58.	Insight Technology Solutions AB	Sweden	100% Insight Technology Solutions, Inc.

	SUBSIDIARY	JURISDICTION OF ORGANIZATION	HOLDER OF EQUITY INTERESTS
59.	SSI Holdings Limited	United Kingdom	100% Software Spectrum Ltd

60.	SSI Britain Limited (UK)	United Kingdom	100% Insight Technology Solutions, Inc.

61.	Insight Technology Solutions LLC	Russia	95% Insight Enterprises Holdings B.V. (Nominal shareholder: Insight Enterprises B.V.); 5% Insight Enterprises B.V.

62.	InMac GmbH	Germany	100% Insight Technology Solutions GmbH

63.	Micro Warehouse BV	Netherlands	100% Insight Enterprises Holdings B.V.

SCHEDULE 3.16

Initial Material Subsidiaries

	SUBSIDIARY	JURISDICTION OF ORGANIZATION

1.	Calence, LLC	Delaware

2.	Insight Direct USA, Inc.	Illinois

3.	Insight North America, Inc.	Arizona

4.	Insight Public Sector, Inc.	Illinois

5.	Insight Receivables, LLC	Illinois

6.	Insight Technology Solutions SAS	France

7.	Insight Technology Solutions GmbH	Germany

8.	Insight Direct Canada, Inc.	Canada

9.	Insight Canada, Inc.	Canada

10.	Insight Enterprises UK, Ltd.	United Kingdom

11.	Insight Direct Worldwide, Inc.	Arizona

12.	Insight Receivables Holding, LLC	Illinois

13.	Insight Technology Solutions, Inc.	Delaware

14.	Insight Canada Holdings, Inc.	Arizona

15.	3683371 Canada, Inc.	Canada

SCHEDULE 6.01

Existing Indebtedness

1.	Indebtedness disclosed on the Company’s December 31, 2011 financial statements not otherwise permitted under Section 6.01(b) through (t).

2.	Limited Guaranty, dated February 15, 2010, by Insight Enterprises, Inc. in favor of HSBC Bank plc., with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

3.	Master Continuing Guaranty, dated as of November 30, 2006, by Insight Enterprises, Inc. in favor of Bank of America, N.A, as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

4.	Bank Guarantee by Insight Technology Solutions AG in favor of Bank of America NA (cash collateralized letter of credit in the amount of 48,000.00 CHF).

5.	Bank Guarantee by Insight Technology Solutions GmbH in favor of Bank of America NA (cash collateralized letter of credit in the amount of 130,000.00 EUR).

6.	Bank Guarantee by Inmac GmbH in favor of Commerzbank (cash collateralized letter of credit in the amount of 159,258.38 EUR).

7.	Bank Guarantee by Insight Technology Solutions SAS in favor of Bank of America NA (cash collateralized letter of credit in the amount of 865,663.75 EUR).

8.	Bank Guarantee by Insight Enterprises Netherlands BV in favor of Bank of America NA (cash collateralized letter of credit in the amount of 47,569.16 EUR).

9.	Guaranty – Multiple Subsidiaries, dated as of November 18, 2009, by Insight Enterprises, Inc. in favor of JPMorgan Chase Bank, N.A, as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

10.	Indebtedness under that certain Term Lease Master Agreement dated June 26, 2009, including financing schedules through the date of this agreement, between Insight Direct USA, Inc. and IBM Credit LLC, with a balance outstanding of $1,366,262 as of March 31, 2012.

SCHEDULE 6.02

Existing Liens

1.	Liens on fixed assets obtained in conjunction with and securing the Indebtedness set forth in item number 10 of Schedule 6.01.

2.	Liens consisting of cash collateral with respect to item numbers 4 through 8 on Schedule 6.01.

SCHEDULE 6.04

Existing Investments

1.	Investments disclosed in the Company’s 10-K filing for the fiscal year ended December 31, 2011 and not otherwise permitted under Section 6.04(a), (b) or (d) through (l).

2.	Single Currency Term Facility Agreement, dated August 21, 2009, between Insight Technology Solutions LLC (Russia), as borrower, and Insight Enterprises B.V., as amended. Balance as of March 31, 2012 is $1,428,640. Total line is $20,000,000.

3.	Global Corporate Continuing Guaranty by Insight Enterprises, Inc. in favor of Hewlett-Packard Company and certain of its affiliates in respect of obligations of certain of its Subsidiaries under Vendor Trade Programs, as amended.

4.	Limited Guaranty, dated February 15, 2012, by Insight Enterprises, Inc. in favor of HSBC Bank plc., with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

5.	Master Continuing Guaranty, dated as of November 30, 2006, by Insight Enterprises, Inc. in favor of Bank of America, N.A, as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

6.	Guaranty – Multiple Subsidiaries, dated as of November 18, 2009, by Insight Enterprises, Inc. in favor of JPMorgan Chase Bank, N.A., as amended, with respect to treasury management services and foreign exchange exposure arising in the ordinary course of business.

SCHEDULE 6.08

Restrictive Agreements

None.

SCHEDULE 6.09

Sale and Leaseback Transactions

1.	6820 South Harl Avenue, Tempe, AZ 85283

2.	1305 West Auto Drive, Tempe, AZ 85284

3.	910 South Carver Road, Tempe, AZ 85284

4.	8123 South Hardy Ave, Tempe, AZ 85284

5.	444 Scott Drive, Bloomingdale, IL 60108

6.	5410 Decarie, Montreal, QC, H3X 4B2

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) dated as of the Effective Date set forth below is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrowers:	Insight Enterprises, Inc., Insight Enterprises B.V. and Insight Direct (UK) Ltd.

[1]	Select as applicable.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Third Amended and Restated Credit Agreement dated as of April [__], 2012 among Insight Enterprises, Inc., the European Borrowers named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6. Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]

	$	$	%

	$	$	%

	$	$	%

Effective Date:                              , 20                 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “US Tranche Revolving Commitment,” “European Tranche Commitment,” etc.).

[3]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:] [5]

[JPMORGAN CHASE BANK, N.A.], as Issuing Bank

By:
Name:
Title:

[Consented to:][6]

INSIGHT ENTERPRISES, INC.

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any other Agent or any other Lender, (v) it is not a Defaulting Lender [and] (vi) if it is not already a Lender and will become a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee[, (vii) it (x) possesses an EU Banking Passport and/or (y) otherwise has the ability to fund a Borrowing and satisfy its duties and obligations under the European Tranche in a Borrower’s jurisdiction of organization (so long as such Borrower is entitled to request extensions of credit under the European Tranche), including, without limitation, having a local branch in any such jurisdiction of organization or otherwise being able to fund extensions of credit in such jurisdiction without violating applicable laws or regulations and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.18 of the Credit Agreement, duly completed and executed by the Assignee]7; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[7]	To be inserted if a European Tranche Commitment is being assigned.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[4. Administrative Questionnaire. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]

EXHIBIT B

LIST OF CLOSING DOCUMENTS

See attached.

B-1

$350,000,000

INSIGHT ENTERPRISES, INC. CREDIT FACILITY INTERNAL CLOSING CHECKLIST

Abbreviation	Participants
Agent	JPMorgan Chase Bank, N.A., Administrative Agent
US Borrower	Insight Enterprises, Inc.
UK Borrower	Insight Direct (UK) Ltd.
Dutch Borrower	Insight Enterprises B.V.
UK Chargor	Insight Enterprises (UK) Limited
Insight Worldwide	Insight Direct Worldwide, Inc. (AZ)
Insight Canada	Insight Canada Holdings, Inc. (AZ) (fka Insight Canada, Inc.)
Insight North America	Insight North America, Inc. (AZ)
Insight Public Sector	Insight Public Sector, Inc. (IL)
Insight Direct USA	Insight Direct USA, Inc. (IL)
Insight Holding	Insight Receivables Holding, LLC (IL)
Insight Tech	Insight Technology Solutions, Inc. (DE) (fka Software Spectrum Holdings, Inc.)
Calence	Calence, LLC (DE)
SAMSF	Skadden, Arps, Slate, Meagher & Flom LLP (US, French and German Counsel)
SW	Snell & Wilmer LLP (AZ Counsel)
Eversheds	Eversheds LLP (UK and Dutch Counsel)
Blakes NNY	Blake, Cassels & Graydon LLP (Canadian Counsel) NautaDutilh New York P.C. (Agent’s Dutch Counsel)
Stikeman	Stikeman Elliot LLP (Agent’s Canadian Counsel)
Freshfields	Freshfields Bruckhaus Deringer LLP (Agent’s German Counsel)
De Pardieu	De Pardieu Brocas Maffei A.A.R.P.I (Agent’s French Counsel)
Sidley	Sidley Austin LLP (Agent’s UK, UK Tax and US Counsel)

	DOCUMENT	SIGNATORIES
A.	Loan Documents

1.	Third Amended and Restated Credit Agreement by and among the US Borrower, the UK Borrower, the Dutch Borrower (collectively, the “Borrowers”), the institutions from time to time party thereto as Lenders and Agent.	☐ US Borrower ☐ UK Borrower ☐ Dutch Borrower ☐ Agent ☐ Lenders

Schedules:

Schedule 1.01(a) Mandatory Cost Formulae
Schedule 1.01(b) Initial Subsidiary Guarantors
Schedule 2.01 Lenders and Commitments
Schedule 2.05 Existing Letters of Credit
Schedule 2.20 Payment Instructions
Schedule 3.06 Litigation
Schedule 3.11 Subsidiaries
Schedule 3.16 Initial Material Subsidiaries
Schedule 6.01 Existing Indebtedness
Schedule 6.02 Existing Liens
Schedule 6.04 Existing Investments
Schedule 6.08 Restrictive Agreements
Schedule 6.09 Sale and Leaseback Transactions

Exhibits:

Exhibit A Form of Assignment and Assumption
Exhibit B List of Closing Documents
Exhibit C Form of Compliance Certificate
Exhibit D-1-4 Forms of U.S. Tax Certificate

2.	Notes executed by the US Borrower in favor of the Lenders	☐ US Borrower

	DOCUMENT	SIGNATORIES
3.	Third Amended and Restated Security Agreement executed by the US Borrower.	☐ US Borrower ☐ Agent

Exhibit A Form of Landlord Agreement
Exhibit B Form of Third Party Agreement

Schedule 1 Grantor Organizational Information
Schedule 1-A Pledged Debt
Schedule 2 Locations of Inventory and Equipment
Schedule 2-B Financing Statement Filing Locations
Schedule 3 Intellectual Property

4.	Third Amended and Restated Subsidiary Security Agreement executed by certain Domestic Subsidiaries.	☐ Insight Worldwide ☐ Insight North America ☐ Insight Public Sector ☐ Insight Direct USA ☐ Insight Holdings ☐ Insight Canada ☐ Insight Tech ☐ Calence ☐ Agent

Exhibit A Form of Landlord Agreement
Exhibit B Form of Third Party Agreement
Schedule 1 Grantor Organizational Information
Schedule 1-A Pledged Debt
Schedule 2 Locations of Inventory and Equipment
Schedule 2-B Financing Statement Filing Locations
Schedule 3 Intellectual Property
Annex I Security Agreement Supplement

	DOCUMENT	SIGNATORIES
5.	Third Amended and Restated Subsidiary Guarantee Agreement made by certain Domestic Subsidiaries.	☐ Insight Worldwide ☐ Insight North America ☐ Insight Public Sector ☐ Insight Direct USA ☐ Insight Holdings ☐ Insight Tech ☐ Insight Canada ☐ Calence ☐ Agent

Annex I Form of Guaranty Supplement

6.	Third Amended and Restated Pledge Agreement by the US Borrower evidencing its pledge of its interests in the capital stock, membership interests or partnership interests of certain of its Domestic Subsidiaries listed in Annex I hereto.	☐ US Borrower ☐ Agent

Schedule 1 Pledged Subsidiaries and Membership Interests
Exhibit A Form of Pledge Supplement
Exhibit B Form of Stock Power
Exhibit C Form of Control Acknowledgment

	Pledged Stock, Stock Powers and Control Acknowledgments	See Annex I

7.	Third Amended and Restated Domestic Subsidiary Pledge Agreement, executed by each Domestic Subsidiary listed in Annex I hereto, evidencing its pledge of its interests in the capital stock, membership interests or partnership interests of certain of its Domestic Subsidiaries listed in Annex I hereto.	☐ Insight Worldwide ☐ Insight North America ☐ Insight Public Sector ☐ Insight Direct USA ☐ Insight Holding ☐ Agent

Schedule 1 Pledged Subsidiaries and Membership Interests
Exhibit A Form of Pledgor Supplement
Exhibit B Form of Pledge Supplement

	DOCUMENT	SIGNATORIES
Exhibit C Form of Stock Power
Exhibit D Form of Control Agreement

	Pledged Stock, Stock Powers and Control Acknowledgments	See Annex I

8.	Copy of Amended and Restated Intercreditor Agreement dated as of September 17, 2008 by and among the Agent, IBM Credit Corporation, Hewlett Packard Company and JPMorgan Chase Bank, N.A., as agent for the “Securitization Parties.”

9.	Amended and Restated Intercreditor Agreement by and among the Agent, US Borrower and Wells Fargo Foothill, LLC, as collateral agent under the Floorplan Credit Agreement.	☐ US Borrower ☐ Wells Fargo Foothill, LLC ☐ Agent

10.	Omnibus Reaffirmation Agreement with respect to certain Loan Documents

☐ US Borrower

☐ UK Chargor

☐ Dutch Borrower

☐ Insight Worldwide

☐ Insight North America

☐ Insight Public Sector

☐ Insight Direct USA

☐ Insight Holdings

☐ Insight Canada

☐ Insight Tech

☐ Calence

☐ Agent

	DOCUMENT	SIGNATORIES
B.	Corporate Documents

11.

Certificate of the Secretary or an Assistant Secretary of the US Borrower certifying

(i) that there have been no changes in the Articles or Certificate of Incorporation, or Certificate of Formation or other charter document, as attached thereto and as certified as of a recent date by the secretary of state,

(ii) the By-Laws, Operating Agreement, or other applicable organizational document,

(iii) resolutions of the Board of Directors and

(iv) the incumbency certificate.

☐ US Borrower

12.	Good Standing Certificates (or the equivalent thereof) for the US Borrower.

13.

Certificate of the Secretary or an Assistant Secretary of each Domestic Subsidiary listed in Annex II hereto certifying

(i) that there have been no changes in the Articles or Certificate of Incorporation, Certificate of Formation or other charter document of such Domestic Subsidiary, as attached thereto and as certified as of a recent date by the secretary of state

(ii) the By-Laws, Operating Agreement, or other applicable organizational document,

(iii) resolutions of the Board of Directors,

(iv) the incumbency certificate.

See Annex II

14.	Good Standing Certificates (or the equivalents thereof) for each Domestic Subsidiary identified in Annex II hereto.

	DOCUMENT	SIGNATORIES
15.	Dutch Companies Corporate Documents

(a) Excerpt from the Dutch trade register and a copy of the articles of association currently in force of the Dutch Borrower and Insight Enterprises Holdings B.V.

	(b) Written resolution of the board of the Dutch Borrower and Insight Enterprises Holdings B.V. and the partners of Insight Enterprises C.V. with regard to the entering into the Credit Agreement (to the extent applicable), and the Dutch Confirmation Agreement.	☐ Dutch Borrower ☐ Insight Direct ☐ Insight Tech ☐ Insight Enterprises Holdings B.V.

	(c) Written resolution of the sole shareholder of the Dutch Borrower and Insight Enterprises Holdings B.V. with regard to entering into the Credit Agreement (if applicable), and the Dutch Confirmation Agreement.	☐ Insight Enterprises Holdings B.V. ☐ Insight Enterprises C.V.

16.	UK Borrower Corporate Documents

	(a) a copy of each Constitutional Document, certified (as applicable) by the secretary of the UK Borrower on [ ] 2012 as a true copy of an authentic, up-to-date and complete original	☐ UK Borrower

	(b) a copy of the Board Minutes, certified (as applicable) by the UK Borrower’s secretary on [ ] 2012 as a true copy of an authentic, up-to-date and complete original	☐ UK Borrower

	(c) a copy of the written resolutions of the UK Borrower, certified by a director of the UK Borrower on [ ] 2012 as a true copy of an authentic, up-to-date and complete original	☐ UK Borrower

17.	UK Chargor Corporate Documents

	(a) a copy of each Constitutional Document, certified (as applicable) by the secretary of the UK Chargor on [ ] 2012 as a true copy of an authentic, up-to-date and complete original	☐ UK Chargor

	DOCUMENT	SIGNATORIES
	(b) a copy of the Board Minutes, certified (as applicable) by the UK Chargor’s secretary on [ ] 2012 as a true copy of an authentic, up-to-date and complete original	☐ UK Chargor

	(c) a copy of the written resolutions of the UK Chargor, certified by a director of the UK Chargor on [ ] 2012 as a true copy of an authentic, up-to-date and complete original	☐ UK Chargor

C.	UCC Documents

18.	UCC, tax and judgment lien search reports.

19.	UCC-1 financing statements naming the Domestic Subsidiaries listed on Annex III hereto.

D.	Foreign Collateral Documents

20.	Dutch Collateral Documents

	Confirmation Agreement with respect to (i) the Deed of Pledge on shares in the capital of Insight Enterprises Holdings B.V. between Insight Direct in its capacity as general partner of Insight Enterprises C.V. as pledgor, the Agent as pledgee and Insight Enterprises Holdings B.V., as company and (ii) the Deed of Pledge on shares in the capital of Insight Enterprises B.V. between Insight Enterprises Holdings B.V. as pledgor, the Agent, as pledgee and Insight Enterprises B.V., as company.	☐ Insight Enterprises C.V. ☐ Insight Enterprises Holdings B.V. ☐ Insight Tech ☐ Insight Direct ☐ Dutch Borrower ☐ Agent

E.	Third Party and Miscellaneous Collateral Documents

21.	Certificate of Insurance (along with Insurance endorsements) listing the Agent as (x) loss payee (standard mortgagee form) for the property, casualty, and business interruption insurance policies of the US Borrower and its Subsidiaries identified in Appendix C hereto, and (y) additional insured with respect to the liability insurance of the US Borrower and its Subsidiaries

F.	Opinions

22.	Opinion of counsel to the US Borrower and certain of its Subsidiaries: Skadden, Arps, Slate, Meagher & Flom LLP.	☐ SASMF

	Opinion Certificate	☐ US Borrower

	DOCUMENT	SIGNATORIES
23.	Opinion of counsel to the US Borrower and certain of its Subsidiaries: Snell & Wilmer LLP.	☐ SW

24.	Opinion of Eversheds LLP, UK counsel to the UK Borrower.	☐ Eversheds

25.	Opinion of Eversheds LLP, Dutch counsel to the Dutch Borrower.	☐ Eversheds

G.	Closing Certificates and Miscellaneous

26.	A Certificate signed by a Financial Officer of the US Borrower certifying that as of the Effective Date (a) no Default has occurred and is continuing, and (b) all of the representations and warranties set forth in each Loan Document are true and correct in all material respects as of the Closing Date.	☐ US Borrower

27.	Solvency Certificate.	☐ US Borrower

28.	Amended and Restated Calence/Castle Pines Credit Agreement	☐ Insight Public Sector ☐ Insight Direct USA ☐ Calence ☐ Castle Pines Capital LLC

ANNEX I – PLEDGED ENTITIES

THIRD AMENDED AND RESTATED PLEDGE AGREEMENT

Pledgor	Name of Subsidiary Pledgee
Insight Direct Worldwide, Inc.
Insight Enterprises, Inc.	Insight Receivables Holding, LLC
Insight Technologies Solutions, Inc.

THIRD AMENDED AND RESTATED SUBSIDIARY PLEDGE AGREEMENT

Pledgor	Name of Subsidiary Pledgee
Calence, LLC	Calence Physical Security Solutions, LLC

Insight Receivables Holding, LLC

Insight Direct USA, Inc.	Calence, LLC

Insight Consulting Services, LLC

Insight Direct Worldwide, Inc.	Insight North America, Inc.

Insight Direct USA, Inc.

Insight North America, Inc.	Insight Canada Holdings, Inc. (fka Insight Canada, Inc.)

Insight Public Sector, Inc.

Insight Public Sector, Inc.	Insight Receivables Holding, LLC

Insight Receivables Holding, LLC	Insight Receivables, LLC

UK PLEDGE AGREEMENT

Pledgor	Name of Subsidiary Pledgee
Insight Enterprises UK, Ltd.	Insight Direct (UK) Ltd.
Insight Enterprises, Inc.	Insight Enterprises UK, Ltd.

DUTCH PLEDGE AGREEMENT

Pledgor	Name of Subsidiary Pledgee
Insight Enterprises C.V. (Netherlands)	Insight Enterprises Holdings B.V. (Netherlands)
Insight Enterprises Holdings B.V. (Netherlands)	Insight Enterprises B.V. (Netherlands)

ANNEX II

SECRETARY’S CERTIFICATES

Entity	State
US Borrower	DE
Calence, LLC	DE
Insight Canada Holdings, Inc. (fka Insight Canada, Inc.)	AZ
Insight Direct USA, Inc.	IL
Insight Direct Worldwide, Inc.	AZ
Insight North America, Inc.	AZ
Insight Public Sector, Inc.	IL
Insight Receivables Holding, LLC	IL
Insight Technology Solutions, Inc.	DE

ANNEX III

FINANCING STATEMENT JURISDICTIONS

Entity	State
Insight Enterprises, Inc.	SOS Delaware
Calence, LLC	SOS Delaware
Insight Direct USA, Inc.	SOS Illinois
Insight Direct Worldwide, Inc.	SOS Arizona
Insight Canada Holdings, Inc. (fka Insight Canada, Inc.)	SOS Arizona
Insight North America, Inc.	SOS Arizona
Insight Public Sector, Inc.	SOS Illinois
Insight Receivables Holding, LLC	SOS Illinois
Insight Technology Solutions, Inc.	SOS Delaware

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Pursuant to Section 5.01(c) of that certain Third Amended and Restated Credit Agreement, dated as of April [    ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Insight Enterprises, Inc., a Delaware corporation (the “Company”), the European Borrowers named therein, the financial institutions from time to time parties thereto as lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), the Company, through a Financial Officer, hereby delivers this Compliance Certificate (this “Certificate”) to the Administrative Agent, together with the financial statements being delivered to the Administrative Agent pursuant to Section 5.01[(a)][(b)] of the Credit Agreement for the accounting period as at, and for the [fiscal year] [fiscal quarter and the then elapsed portion of the fiscal year] of the Company ending on,             ,          (the “Financial Statements”). Capitalized terms used herein and in the Schedules attached hereto shall have the meanings set forth in the Credit Agreement. Subsection references herein relate to subsections of the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

SECTION 12.03. 1. I am the duly appointed [            ] of the Company and constitute a Financial Officer under (and as defined in) the Credit Agreement.

SECTION 12.04. 2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

SECTION 12.05. 3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default as of the date of this Certificate, except as set forth below.

SECTION 12.06. 4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

SECTION 12.07. 5. Except as set forth below, no change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement that (i) is not noted on the Company’s most recent Form 10-Q or Form 10-K filing or any of the Company’s other Form 10-Q or Form 10-K filings filed since the Effective Date and (ii) had an effect on the Financial Statements.

SECTION 12.08. 6. Described below are the exceptions, if any, to paragraph 5 by listing, in reasonable detail, the effect of such change on the financial statements accompanying this Certificate:

SECTION 12.09. 7. Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants and other provisions of the Credit Agreement related to the information set forth on the Financial Statements, all of which data and computations are true and correct in all material respects.

SECTION 12.10. 8. Schedule II attached hereto sets forth the Material Subsidiaries as of             ,         . Such Subsidiaries, together with the Company and the UK Borrower, (i) generated at least 75% of Adjusted Consolidated EBITDA during the four fiscal quarter period ended on such date and (ii) owned assets (other than Equity Interests in Subsidiaries) representing at least 75% of the consolidated assets of the Company and its Subsidiaries as of such date; provided that any Domestic Subsidiary which is the direct owner of any Equity Interests in a Material Subsidiary shall constitute a Material Subsidiary hereunder. Schedule III attached hereto sets forth financial data and computations evidencing compliance with the foregoing all of which data and computations are true and correct in all material respects. The following Subsidiaries set forth on Schedule II have not been specified as Material Subsidiaries on a previous Compliance Certificate:

SECTION 12.11. 9. The information set forth herein is accurate as of             , 20        , and the Financial Statements delivered herewith fairly present in all material respects the financial position and the results of operations and cash flows for the Company and its Subsidiaries as of such date and for the periods ending on such date in accordance with GAAP, [subject to year-end audit adjustments and the absence of footnotes]8.

[8]	Include bracketed language for unaudited financial statements.

SECTION 12.12. The foregoing certifications, together with the computations set forth in Schedules I and III and the list of Material Subsidiaries of the Company attached as Schedule II hereto in support hereof, are made and delivered this          day of             , 2        .

INSIGHT ENTERPRISES, INC., as the Company

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             ,

with certain provisions of the Credit Agreement

The computations set forth in this Schedule I are designed to facilitate the calculation of financial covenants and certain other provisions in the Credit Agreement relating to the information set forth in the Company’s consolidated financial statements delivered with this Certificate. The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Credit Agreement, all of which shall be deemed to control. In addition, the failure to identify any specific provisions or terms of the Credit Agreement in this Schedule I does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Credit Agreement. For purposes of this Schedule I, the “Measurement Quarter” shall be the fiscal quarter of the Company ending on the date set forth above.

I. FINANCIAL COVENANTS

A. TOTAL LEVERAGE RATIO (Section 6.10(a))

1. Consolidated Funded Indebtedness (as of the end of the Measurement Quarter)

a. outstanding Consolidated Indebtedness of the Company and its Subsidiaries which has actually been funded		$

b. plus aggregate face amount of all letters of credit for which the Company and its Subsidiaries are the account party (unless cash collateralized)	+	$

c. plus Capitalized Lease Obligations of the Company and its Subsidiaries	+	$

d. = Consolidated Funded Indebtedness	=	$

2. Adjusted Consolidated EBITDA (for the four consecutive fiscal quarters then ending)

a. Consolidated EBITDA

(i) net income (or loss) of the Company and its Subsidiaries on a consolidated basis		$

(ii)    plus interest expense of the Company and its Subsidiaries on a consolidated basis (including, without limitation, yield and other financing costs resembling interest payable under any Permitted Receivables Facility)

	+	$

(iii) plus expense for taxes paid or accrued	+	$

(iv) plus depreciation	+	$

(v) plus amortization	+	$

(vi) plus any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business	+	$

(vii) plus any non-cash compensation charges arising from any grant of stock, stock options or other equity-based awards	+	$

(viii) plus costs, expenses and fees incurred in connection with the Transactions	+	$

(ix) minus any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business	-	$

(x) minus the amount of any subsequent cash payments in respect of any non-cash charges described in Item a(vii) above	-	$

(xi) = Consolidated EBITDA	=	$

b. Acquired Entity EBITDA

[(i) Acquired Entity EBITDA for for the Permitted Acquisition consummated on , 20 ]		$		]

(ii) Total Acquired Entity EBITDA		$

c. Adjusted Consolidated EBITDA (sum of Consolidated EBITDA and Total Acquired Entity EBITDA)		$

3. Total Leverage Ratio (Ratio of I.A.1.d. to I.A.2.c.)			to 1.00

4. Maximum Total Leverage Ratio			2.75 to 1.00

The Total Leverage Ratio in I.A.3. shall not exceed the Maximum Total Leverage Ratio in I.A.4:

B. MINIMUM FIXED CHARGE COVERAGE RATIO (Section 6.10(b))

1. COVERAGE AMOUNT (for the four consecutive fiscal quarters then ending)

a. Consolidated EBITDA (I.A.2.a(xi))		$

b. minus capital expenditures for the Company and its Subsidiaries	-	$

c. minus cash dividends or distributions paid by the Company on its Equity Interests (other than share repurchases by the Company)	-	$

d. plus fixed amounts payable by the Company and its Subsidiaries under operating leases	-	$

e. = Coverage Amount	=	$

2. FIXED CHARGES (for the four consecutive fiscal quarters then ending)

a. interest expense of the Company and its Subsidiaries (I.A.2.a(ii) above)		$

b. plus fixed amounts payable by the Company and its Subsidiaries under operating leases	+	$

c. plus expenses for taxes paid or accrued	+	$

d. plus scheduled amortization of the principal portion of Indebtedness (including Capitalized Lease Obligations but excluding amounts owing in respect of Permitted Receivables Facilities)	+	$

e. = Fixed Charges	=	$

3. Fixed Charge Coverage Ratio (Ratio of I.B.1.e. to I.B.2.e.)			to 1.00

4. Minimum Fixed Charge Coverage Ratio			1.25 to 1.00

The Fixed Charge Coverage Ratio in I.B.3. shall not be less than the Minimum Fixed Charge Coverage Ratio in I.B.4.

C. MINIMUM ASSET COVERAGE RATIO (Section 6.10(c))

1. BOOK VALUE (as of the end of the Measurement Quarter)

a.      aggregate total book value of the Company’s and its Subsidiaries’ Receivables and inventory (including, without limitation, Receivables and inventory subject to Permitted Receivables Facilities, Vendor Trade Programs, the Floorplan Loan Documents and all Contract Payment Sale transactions)

$

2. INDEBTEDNESS (as of the end of the Measurement Quarter)

a.      (i) aggregate principal amount of Indebtedness or other obligations outstanding under the Loan Documents, all Permitted Receivables Facilities, the Floorplan Credit Agreement and all Vendor Trade Programs and (ii) aggregate Contract Payment Sale Indebtedness of the Loan Parties

$

3. Asset Coverage Ratio (Ratio of I.C.1.a. to I.C.2.a.)	to 1.00

4. Minimum Asset Coverage Ratio	1.75 to 1.00

The Asset Coverage Ratio in I.C.3. shall not be less than the Minimum Asset Coverage Ratio in I.C.4.

II. CERTAIN OTHER MISCELLANEOUS BASKETS BASED ON FINANCIAL STATEMENTS

A.	Indebtedness (Section 6.01)

1.	Amount of Indebtedness of Foreign Subsidiaries to the European Borrowers as of the end of the Measurement Quarter, excluding Cash Pooling Arrangements (Maximum Amount: $25,000,000)	$

2.	Amount of Indebtedness of Foreign Subsidiaries guaranteed by the European Borrowers as of the end of the Measurement Quarter (Maximum Amount: $25,000,000)	$

3.	Amount of purchase-money Indebtedness permitted under Section 6.01(e) as of the end of the Measurement Quarter (Maximum Amount: $25,000,000)	$

4.	Amount of Attributable Receivables Indebtedness outstanding pursuant to Permitted Receivables Facilities as of the end of the Measurement Quarter (Maximum Amount: $225,000,000)	$

5.	Amount of Indebtedness of Loan Parties recorded on the consolidated balance sheet of the Company in respect of Contract Payment Sales as of the end of the Measurement quarter (Maximum Amount: $50,000,000)	$

6.	Amount of Indebtedness of Foreign Subsidiaries to non-Affiliates as of the end of the Measurement Quarter (Maximum Amount: $10,000,000)	$

7.	Amount of Indebtedness arising in favor of depositary institutions in respect of currency fluctuations or overdrafts under any Cash Pooling Arrangement (Maximum Amount: $10,000,000)	$

8.	Amount of Indebtedness outstanding under the Floorplan Credit Agreement as of the end of the Measurement Quarter (Maximum Amount: $250,000,000)	$

9.	Amount of other unsecured Indebtedness of the Company or any Subsidiary Guarantor not governed by Section 6.02(a) to (s) as of the end of the Measurement Quarter (MaximumAmount: $150,000,000)	$

10.	Amount of Indebtedness of a type not described in Section 6.01(a) to (t) as of the end of the Measurement Quarter (Maximum Amount: $10,000,000)	$

B.	Liens (Section 6.02)

1.	Amount of Liens securing obligations of a type not otherwise permitted in Section 6.02(a) to (n) as of the end of the Measurement Quarter (Maximum Amount: $10,000,000)	$

C.	Asset Sales (Section 6.03)

1.	State whether the amount of assets sold pursuant to assets sales during the fiscal year including the Measurement Quarter and permitted solely under Section 6.03(m) constituted a Substantial Portion of the assets of the Company and its Subsidiaries.		Yes/No

D.	Investments (Section 6.04)

1.	The sum of the (i) investments by the Company and Subsidiary Guarantors in the Equity Interests of their respective Foreign Subsidiaries, (ii) loans and advances by the Company and Subsidiary Guarantors to the Foreign Subsidiaries and (iii) guarantees by the Company and the Subsidiary Guarantors of Indebtedness of the Foreign Subsidiaries, in each case permitted solely under Section 6.04(d) – (f) as of the end of the Measurement Quarter (Maximum Amount: $100,000,000)	$

2.	Amount of investments by the European Borrowers in the Equity Interests in their respective Foreign Subsidiaries permitted solely under Section 6.04(d) as of the end of the Measurement Quarter (Maximum Amount: $25,000,000)	$

3.	Amount of investments of a type not described in Section 6.04(a) to (l) as of the end of the Measurement Quarter (Maximum Amount: $25,000,000)	$

E.	Restricted Payments (Section 6.06)

1.	Aggregate purchase price with respect to repurchases of shares of Equity Interests by the Company made since the Effective Date (excluding repurchases after giving effect to which the Total Leverage Ratio is less than 2.00 to 1.00) (Maximum Amount: $50,000,000)	$

SCHEDULE II TO COMPLIANCE CERTIFICATE

Material Subsidiaries

SCHEDULE III TO COMPLIANCE CERTIFICATE

Material Subsidiaries

I.	Adjusted Consolidated EBITDA Test

A.	EBITDA of the Company, the UK Borrower and the Material Subsidiaries set forth on Schedule II for the four fiscal quarter period ended on (the “Measurement Period”)	$

B.	Percentage, taken by dividing amount in Item I.A by amount of Adjusted Consolidated EBITDA for the Measurement Period		%

C.	Required percentage:		75%

II.	Consolidated Assets Test

A.	Assets of the Company, the UK Borrower and the Material Subsidiaries set forth on Schedule II as of the end of the Measurement Period	$

B.	Consolidated assets of the Company and its Subsidiaries as of the end of the Measurement Period	$

C.	Percentage taken by dividing amount in Item II.A by amount in Item II.B		%

D.	Required percentage:		75%

EXHIBIT D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April [ ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Insight Enterprises, Inc., a Delaware corporation, the European Borrowers party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title

Date:                 , 20[        ]

EXHIBIT D-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April [ ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Insight Enterprises, Inc., a Delaware corporation, the European Borrowers party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title

Date:                 , 20[        ]

EXHIBIT D-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April [ ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Insight Enterprises, Inc., a Delaware corporation, the European Borrowers party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title

Date:                 , 20[        ]

EXHIBIT D-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of April [ ], 2012 (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), among Insight Enterprises, Inc., a Delaware corporation, the European Borrowers party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title

Date:                 , 20[        ]

D-4